Exhibit 10.12

Execution Copy
AMENDED AND RESTATED CREDIT AGREEMENT (LICENSING)
Dated as of March 31, 2009
among
FRANKLIN CREDIT MANAGEMENT CORPORATION, and
FRANKLIN CREDIT HOLDING CORPORATION
as Borrowers,
THE FINANCIAL INSTITUTIONS PARTY HERETO AS LENDERS,
as Lenders, and
THE HUNTINGTON NATIONAL BANK,
as Administrative Agent and as Issuing Bank

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ii

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SCHEDULES

SCHEDULE 1	Commitments of Lenders
SCHEDULE 2.10	Existing Letters of Credit
SCHEDULE 6.14	Subsidiaries
SCHEDULE 6.17	Licenses
SCHEDULE 7	Transaction Documents
SCHEDULE 7.19	Post-Closing Matters

EXHIBITS

EXHIBIT A-1	Form of Revolving Loan Note
EXHIBIT A-2	Form of Draw Loan Note
EXHIBIT B	Form of Guarantee
EXHIBIT C	Form of Security Agreement
EXHIBIT D	Form of Investment Property Security Agreement
EXHIBIT E	Form of Assignment and Acceptance Agreement

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AMENDED AND RESTATED CREDIT AGREEMENT (LICENSING)
     THIS AMENDED AND RESTATED CREDIT AGREEMENT (LICENSING), dated as of March 31, 2009 (as the same may be amended, supplemented, or otherwise modified and in effect from time to time in accordance with the terms hereof, this “Agreement”) is entered into by and among FRANKLIN CREDIT MANAGEMENT CORPORATION, a Delaware Corporation, and FRANKLIN CREDIT HOLDING CORPORATION, a Delaware corporation (each, a “Borrower” and collectively “Borrowers”), THE FINANCIAL INSTITUTIONS PARTY HERETO AS LENDERS (each, a “Lender” and collectively, the “Lenders”) and THE HUNTINGTON NATIONAL BANK, a national banking association (“Huntington”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and as Issuing Bank for certain Letters of Credit.
RECITALS:
     WHEREAS, each FCMC and Huntington (as successor-in-interest to Sky Bank) are parties to that certain Flow Warehousing Credit and Security Agreement, dated as of August 11, 2006, as the same has been amended, supplemented, restated, or otherwise modified prior to the date of this Agreement (the “Franklin Warehousing Agreement”), pursuant to which Huntington holds certain outstanding loans made to such Borrower and in connection therewith issued certain outstanding letters of credit for the account of such Borrower (collectively, the “Franklin Warehousing Credits”), which loans and reimbursement obligations under such letters of credit are secured by, among other things, certain Mortgage Loans as provided in the Franklin Warehousing Agreement and the other agreements entered into in connection therewith; and
     WHEREAS, FCMC and Huntington (as successor-in-interest to Sky Bank) are parties to that certain Term Loan and Security Agreement, dated as of February 22, 1995, as the same has been amended, supplemented, restated, or otherwise modified prior to the date of this Agreement (the “Franklin Term Loan Agreement”), pursuant to which Huntington holds certain outstanding loans made to such Borrower (the “Franklin Revolving Loans”), which loans are secured by, among other things, certain Mortgage Loans as provided in the Franklin Term Loan Agreement and the other agreements entered into in connection therewith; and
     WHEREAS, the Franklin Warehousing Agreement and the Franklin Term Loan Agreement are collectively referred to as the “Credit Agreements,” and the Franklin Warehousing Credits, and the Franklin Revolving Loans are collectively referred to as the “Commercial Credits;” and
     WHEREAS, each Borrower, certain other affiliates of the Borrowers, and Huntington are parties to that certain First Amended and Restated Forbearance Agreement and Amendment to Credit Agreements dated as of December 19, 2008, as the same has been amended, supplemented, restated, or otherwise modified prior to the date of this Agreement, and which amended and restated a certain Forbearance Agreement and Amendment to Credit Agreements dated as of December 27, 2007 (together, the “Existing Forbearance Agreement”), pursuant to the terms of which Huntington agreed not to exercise its rights to initiate proceedings to foreclose or otherwise realize upon the Collateral which secures the Obligations of the loan parties thereunder as a consequence of the defaults acknowledged therein, the loan parties thereto granted Liens to Huntington in all assets of such loan parties as provided in such loan documents and other agreements entered into in connection therewith, and Holding guaranteed the full payment of each Commercial Credit; and
     WHEREAS, in connection with the Credit Agreements and the Existing Forbearance Agreement, each Borrower and certain other borrowers, as applicable, are parties to certain promissory notes, security agreements, pledge agreements, powers of attorney, letter of credit reimbursement agreements, control agreements, joinder agreements, counterpart signature pages, assignments, collateral assignments, guaranties, banking services agreements, hedging agreements, financing statements and other loan documents (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, together with each Credit Agreement and Existing Forbearance Agreement, an “Existing Loan Document”, and together the “Existing Loan Documents”); and
     WHEREAS, the Borrowers, the Administrative Agent, and the Lenders wish to amend and restate Tranche D in full under the Credit Agreements and the Existing Forbearance Agreement and assign all Liens held in respect of a portion of the collateral security therefor to the Administrative Agent in order to, among other things, (a) maintain a credit facility in an amount not to exceed the maximum amount of the Commitment, composed of: (i) a separate existing letter of credit facility in an amount not to exceed the aggregate sum of the Letter of Credit Commitment, (ii) a revolving line of credit facility in an amount not to exceed the aggregate sum of the Revolving Loan Commitment, and (iii) a draw credit facility in an amount not to exceed the aggregate sum of the Draw Loan Commitment, (b) maintain Tranche D as a full recourse obligation of each Borrower, and (c) reaffirm all obligations, liabilities, and Liens and grant Liens on substantially all assets of each Borrower.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
          Article I. Definitions and Accounting Matters.
          Section 1.01 Certain Defined Terms. As used herein and the recitals, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):
     “Address for Notices” shall have the meaning assigned thereto in Section 10.02.
     “Administrative Agent” shall have the meaning assigned to that term in the preamble and as further defined in Section 11.01.
     “Administrative Agent Fee” shall mean an annual to be determined by the Administrative Agent at such time as Huntington and its Affiliates are not the only Lenders hereunder, payable to the Administrative Agent.

     “Advance” or “Advances” shall mean any one or more of the Revolving Loan Advances or the Draw Loan Advances.
     “Affected Lender” shall have the meaning assigned thereto in Section 2.03(c).
     “Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power (a) to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that with respect to the Loan Parties, under common control with” shall mean “under common control of Holding with”, in each instance of this Agreement, other than Section 7.08 and Section 7.18.
     “Agreement” shall have the meaning assigned to that term in the preamble of this Agreement.
     “Applicable Collections Amount” shall have the meaning assigned thereto in Section 2.04(c).
     “Applicable Draw Loan Margin” shall mean six percent (6.00%).
     “Applicable Margin” shall mean eight percent (8.00%).
     “Application and Agreement for Letter of Credit” shall mean an application and agreement for standby letter of credit by, between, and among any Borrower, on the one hand, and Huntington, on the other hand, in a form provided by Huntington, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended.
     “Approved Expenses” shall mean those expenses of any Borrower as set forth in the budget periodically submitted to the Administrative Agent, which budget shall be subject to the written consent of the Administrative Agent, which consent will not be withheld unreasonably, and shall include without limitation, fees and expenses incurred in the ordinary course of business, all fees and charges in respect of Letters of Credit and banking services provided for the account of any Borrower and reasonable costs of any litigation to require sellers of Mortgage Loans to repurchase such loans because of fraud, misrepresentation, or breach of warranty.
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.02) and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

     “Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended by the Bankruptcy Reform Act and as further amended from time to time, or any successor statute.
     “Bankruptcy Reform Act” shall mean the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005, effective as of October 17, 2005.
     “Blocked Account” shall have the meaning assigned to such term in Section 3.01(a).
     “Borrower” shall have the meaning assigned to that term in the preamble of this Agreement.
     “Business Day” shall mean any day other than (i) a Saturday, Sunday, or other day on which commercial banks are required or authorized to close under the laws of the State of Ohio or (ii) a day on which any Custodian is required or authorized to close under the laws of the state in which such Custodian’s offices are located and, if such day relates to a determination of LIBOR, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
     “Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any other Equity Interests in an entity however designated, any membership interests in a limited liability company, any and all similar ownership interests in a Person, in each case whether certificated or uncertificated, and any and all warrants or options to purchase any of the foregoing.
     “Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition thereof that are issued or fully Guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition thereof and overnight bank deposits, in each case of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, in each case having a term of not more than seven days and relating to securities issued or fully Guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s, and in either case maturing within 90 days after the date of acquisition thereof, (e) securities with maturities of 90 days or less from the date of acquisition thereof that are issued or fully Guaranteed by any state, commonwealth, or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth, or territory or by any foreign government, in each case the securities of which state, commonwealth, territory, political subdivision, taxing authority, or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition thereof that are backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
     “Change of Control” shall mean, (a) with respect to any Borrower, the replacement of a majority of the board of directors from the directors who constituted the board of directors on the Effective Date for any reason other than death or disability, and such replacement shall not have been approved by such board of directors, as constituted on the Effective Date (or as changed over time with the approval of the then existing board of directors of Holding); or (b) a Person or Persons acting in concert, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, exercise of the stock pledge or otherwise, shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of equity securities of any Borrower representing more than 20% of the combined voting power of the outstanding securities of such Person, ordinarily having the right to vote in the election of directors from the beneficial owners as of the Effective Date; or (c) with respect to FCMC, the failure of Holding to own, directly or indirectly, and free and clear of any adverse claims (other than Liens securing the obligations under the Legacy Loans Credit Agreement), 100% of the issued and outstanding Capital Stock of such Borrower.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” shall have the meaning assigned to such term in the Security Agreement, Mortgage, or any other Loan Document executed and delivered to the Administrative Agent by any Loan Party and shall include without limitation:
(i)	a first and best Lien on FCMC’s Cash or Cash Equivalents in account number 01892543486 at Huntington, maintained in an amount satisfactory to the Administrative Agent, but not less than $8,500,000;

(ii)	a Mortgage in certain real property interests of FCMC at 6 Harrison Street, Unit 6, New York, New York, subject to the existing Lien of Huntington, as agent for certain lenders under the Legacy Loans Credit Agreement;

(iii)	a first and best Lien on all FCMC’s now owned or hereafter acquired right, title, and interest in personal property;

(iv)	a first Mortgage in certain real property interests of FCMC at 350 Albany St. New York, New York; and

(v)	any monies or sums due FCMC in respect of any program sponsored by any Governmental Authority, including without limitation any fees received, directly or indirectly, under the U.S. Treasury Homeowners Affordability and Stability Plan.
     “Collection Account” shall mean that certain account, subject to a Control Agreement, in the name of the Administrative Agent, being account number 01899715877, maintained at Huntington, or such other similar account subject to a Control Agreement as may be specified in writing by the Administrative Agent from time to time as a “Collection Account.”

     “Collections” shall mean, without duplication, all collections from accounts receivable, distributions, dividends, payments and other proceeds, net liquidation proceeds or insurance proceeds, received by or for the account of any Borrower, or received by the Administrative Agent on or in respect of any asset, property or otherwise constituting part of the Collateral, including without limitation (i) the net cash proceeds received by any Borrower or any of its Subsidiaries, together with any non-offered securities issued, in connection with the securitization or sale of any property, and (ii) the related proceeds of any liquidation, collection, sale, receipt, appropriation or realization upon the Collateral, net of Approved Expenses, if any.
     “Commercial Credits” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Commitment” shall mean, as to any Lender, such Lender’s (i) Letter of Credit Commitment, (ii) Revolving Loan Commitment to make or maintain any Revolving Loan Advance, and (iii) Draw Loan Commitment to make or maintain any Draw Loan Advance.
     “Contractual Obligation” shall mean, as to any Person, any provision of any written agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of any security issued by such Person.
     “Control Agreement” means each control agreement, in form and substance satisfactory to the Administrative Agent, executed and delivered by any Borrower, the Administrative Agent, and the applicable depositary bank.
     “Credit Agreements” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Default” shall mean an Event of Default or an event that, with notice or lapse of time or both, would become an Event of Default.
     “Disbursement Accounts” shall have the meaning assigned to such term in Section 3.01(b).
     “Dollars” and “$” shall mean lawful money of the United States of America.
     “Draw Loan” is defined in Section 2.01(c).
     “Draw Loan Advance” and “Draw Loan Advances” shall have the meanings assigned to those terms in Section 2.01.
     “Draw Loan Commitment” shall mean, as to any Lender, the lesser of (i) the Commitment of such Lender to make a Draw Loan Advance as set forth on Schedule 1, or (ii) the aggregate fair market value of the Guarantor Collateral, in the case of (A) real Property, multiplied by 70%, and (B) other Property, multiplied by an advance rate satisfactory to the Administrative Agent in its good faith discretion, less in each instance the amount of any prior Mortgage or Lien thereon. The original maximum aggregate amount of the Draw Loan Commitments of all Lenders is $5,000,000.

     “Draw Loan Note” shall mean the promissory note provided for each Lender’s Draw Loan Advance and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified, supplemented, amended, or restated and in effect from time to time in accordance with the terms of this Agreement.
     “Effective Date” shall mean the date on which the conditions set forth in Section 5.01 are satisfied.
     “Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender (other than an individual), (c) any other Person approved by the Administrative Agent, and prior to a Default, by FCMC, (d) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (e) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States and has complied with Section 3.03, (f) a finance company, insurance company, or other financial institution or fund that has complied with Section 3.03 and is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include any Loan Party or an Affiliate of any Loan Party.
     “Equity Interests” shall mean any and all shares, interests, participations, or other equivalents (however designated) of Capital Stock of a corporation, any other equity interests in an entity however designated, any membership interests in a limited liability company, any and all similar ownership interests in a Person, in each case whether certificated or uncertificated, and any and all warrants or options to purchase any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Borrower is a member or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Borrower is a member.
     “Event of Default” shall have the meaning provided in Article 8.
     “Existing Forbearance Agreement” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Existing Loan Documents” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Facility Fee” shall mean $135,000.

     “FCMC” shall mean Franklin Credit Management Corporation, a Delaware corporation.
     “Form W-8BEN” shall have the meaning assigned thereto in Section 3.03(a).
     “Form W-8ECI” shall have the meaning assigned thereto in Section 3.03(a).
     “Franklin Revolving Loans” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Franklin Term Loan Agreement” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Franklin Warehousing Agreement” shall have the meaning assigned to that term in the recitals of this Agreement.
     “Franklin Warehousing Credits” shall have the meaning assigned to that term in the recitals of this Agreement.
     “GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over any Borrower, any of their Subsidiaries, or any of their properties.
     “Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities, or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of Mortgage securing any Mortgage Loan or REO Property. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
     “Guarantor” shall mean (i) Thomas J. Axon, in respect of the Draw Loan, and (ii) any other Person which has become obligated to the Administrative Agent or the Lenders in respect of any of the Obligations under any Loan Document pursuant to the terms of a Guarantee, including without limitation James Thomas Realty LLC.
     “Guarantor Collateral” shall mean collectively (i) a Mortgage on certain commercial real Property in favor of the Administrative Agent, commonly known as 6 Harrison Street, Unit 5, New York, New York, subject only to a Mortgage in favor of the Communication Workers of America securing Indebtedness not to exceed the principal sum of $550,000, (ii) a first and exclusive Lien on one or more promissory notes or other obligations in the aggregate amount of

$2,019,919.02 as of the Effective Date, secured by first and second Mortgages on commercial Real Property known as 18 Harrison Street, New York, New York, and (iii) a first and exclusive Lien on a certain Demand Note in the amount of $1,315,382 as of the Effective Date, secured by a first Mortgage on commercial Real Property known as 185 Franklin Street, New York, New York .
     “HF” shall mean Huntington Finance LLC, an Ohio limited liability company.
     “Holding” shall mean Franklin Credit Holding Corporation, a Delaware corporation.
     “Huntington” shall have the meaning assigned to that term in the preamble of this Agreement.
     “Indebtedness” shall mean, for any Person: (a) obligations created, issued, or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness and obligations of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness and obligations of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness and obligations of general partnerships of which such Person is a general partner; and (j) any other indebtedness or obligation of such Person evidenced by a note, bond, debenture, or similar instrument.
     “Indemnified Party” shall have the meaning assigned thereto in Section 10.03.
     “Interest Period” shall mean, with respect to any Advance, (i) initially, the period commencing on the Effective Date with respect to such Advance and ending on the calendar day prior to the Payment Date of the next succeeding month; (ii) thereafter, each period commencing on the Payment Date of one month and ending on the calendar day prior to the Payment Date of the next succeeding month; provided, that if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; provided, however, that if such next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day, and provided further that interest shall continue to accrue on all amounts due and payable hereunder that remain unpaid on the applicable Termination Date until such time as such amounts are paid in full.

     “Interest Rate” shall mean, for each day: (i) in respect of the Revolving Loan Advances, a per annum rate equal to LIBOR for that day plus the Applicable Margin, and (ii) in respect of the Draw Loan Advances, a per annum rate equal to LIBOR for that day plus the Applicable Draw Loan Margin.
     “Inventory” means all now owned or hereafter acquired right, title and interest in “inventory” (as defined in the UCC) and goods, goods in transit, goods held for sale or lease, or to be furnished under any contract of service, raw materials, work in process or supplies, and all materials used or consumed in the business of any Borrower, and any property the sale or other disposition of which has given rise to Accounts and which has been returned, repossessed or stopped in transit.
     “Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any securities or Equity Interest, or of a beneficial interest in any securities or Equity Interest issued by any other Person, (ii) any purchase by that Person of all or a significant part of the Property of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, and similar items made or incurred in the ordinary course of business as presently conducted), or a capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of Property by such Person other than in the ordinary course of its business.
     “Investment Company Act” shall have the meaning assigned thereto in Section 6.07.
     “Issuing Bank” shall mean initially Huntington, and thereafter means any Lender that, at the request of the Administrative Agent and with the consent of each Borrower, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.10.
     “Legacy Loans Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of the Effective Date by and among Franklin Asset Corporation, Tribeca Lending Corp., the other borrowers party thereto, the financial institutions party thereto as lenders, and The Huntington National Bank, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.
     “Lender” shall have the meaning assigned thereto in the preamble hereof and includes the financial institutions party hereto as Lenders on the Effective Date and parties that become Lenders thereafter pursuant to an Assignment and Acceptance.
     “Letter of Credit” and “Letters of Credit” shall mean any letter of credit issued by the Issuing Bank for the account of any Borrower, either as originally issued or as the same may, from time to time, be amended or otherwise modified, extended, or replaced.
     “Letter of Credit Commitment” shall mean, as to any Lender, the Commitment of such Lender to pay any Risk Participation Liability as set forth on Schedule 1. The original aggregate amount of the Letter of Credit Commitments of all Lenders is $6,500,000.

     “Letter of Credit Exposure” shall mean, as of any date of determination, the aggregate undrawn stated amount of all outstanding Letters of Credit plus the aggregate of all amounts drawn under Letters of Credit for which the Issuing Bank has not yet received payment or reimbursement (whether from any Borrower or otherwise); provided, however, that the Letter of Credit Exposure shall at no time exceed the aggregate sum of the Letter of Credit Commitment.
     “Letter of Credit Facing Fee” shall mean, with respect to each issued and outstanding Letter of Credit, a facing fee payable to the Issuing Bank, for its own account, at the rate of 0.125% per annum multiplied by the average daily undrawn amount of such Letter of Credit during the period in respect of which such fee is paid.
     “Letter of Credit Fee” shall mean (i) a fee equal to fifty percent (50%) of the Applicable Margin, due and payable in advance to the Issuing Bank upon the issuance of each Letter of Credit, which shall be shared among the Lenders, based of each Lender’s Pro Rata Share of the Letter of Credit Commitment.
     “LIBOR” shall mean, for each day during an Interest Period with respect to an Advance, the rate per annum obtained by dividing (1) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars for one (1) month, as determined by the Administrative Agent in its good faith discretion based upon information which appears on page LIBOR01, captioned British Bankers Assoc. Interest Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be used by the Administrative Agent, such other reasonably comparable money rate service as the Administrative Agent may select) or upon information obtained from any other reasonable procedure, as of two (2) Business Days prior to the commencement of such Interest Period; by (2) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on each date LIBOR is determined by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of such system, or any other regulations of any Governmental Authority having jurisdiction with respect thereto, all as conclusively determined by the Administrative Agent. As used herein, “banking day” shall mean any day other than a Saturday or a Sunday on which banks are open for business in Columbus, Ohio, and on which banks in London, England, settle payments. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, LIBOR shall change automatically without notice to any Borrower immediately on the first day of each Interest Period, with any change thereto effective as of the opening of business on the day of any change.
     “LIBOR Advance” shall mean an Advance bearing an Interest Rate based on LIBOR.
     “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest, or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever.
     “Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Agreement, each agreement in respect of a Blocked Account, Disbursement Account, Collection Account, or Reserve Account, each deposit account control agreement, each Application and Agreement for Letter of Credit, letter of credit reimbursement agreement, pledge agreement, joinder agreement, collateral assignments, Guarantee, banking services agreement, cash management agreement, amendment, modification agreement, instrument, financing statements and each other document or agreement relating to this Agreement or the transactions contemplated by this Agreement; provided, however, no Transaction Document shall be a Loan Document.
     “Loan Parties” shall mean each Borrower and any Guarantor collectively, and “Loan Party” means any Borrower, any Guarantor and any other Person which has become obligated to the Administrative Agent or any Lender under the terms of this Agreement or any other Loan Document pursuant to a joinder, supplement or Guarantee and other Loan Documents satisfactory to the Administrative Agent in its sole and absolute discretion.
     “Mandatory Prepayment Event” shall mean:
     (a) any sale, transfer, or other disposition of any Property of any Borrower or any property constituting Collateral pursuant hereto; or
     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Borrower or any Collateral; or
     (c) the issuance by any Borrower of any Equity Interests, or the receipt by Borrower of any capital contribution; or
     (d) the incurrence by any Borrower of any Subordinated Indebtedness; or
     (e) the receipt by any Borrower of the proceeds of any settlement or monetary judgment in respect of any litigation or other similar proceeding.
     “Margin Stock” shall have the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System (or any successor agency thereto) as in effect from time to time.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of any Borrower, (b) the ability of any Loan Party to perform in all material respects its Obligations under this Agreement or any obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability in all material respects of any of the Loan Documents, other than any Loan Document that is terminated with the prior written consent of the Administrative Agent, and if required hereby, the Required Lenders, (d) the rights and remedies of the

Administrative Agent or any Lender under any of the Loan Documents (including without limitation the Administrative Agent’s or any Lender’s ability to foreclose upon any Collateral or to exercise any of its other rights or remedies under any of the Loan Documents, whether as a secured party under the Uniform Commercial Code, in equity, at law or otherwise), (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith or (f) the Collateral; provided, however, that in no event shall a Material Adverse Effect be deemed to occur as a result of the consummation of the Transaction Documents.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgage” shall mean, any mortgage, security agreement and assignment of rents, deed of trust, security deed or other instrument which creates a Lien on the fee simple or a leasehold estate in the real property and related personal property securing any obligation described therein.
     “Mortgage Loan” shall mean any mortgage loan in which any Borrower has an interest, which mortgage loan includes, without limitation, (i) a mortgage note, the related Mortgage and all other mortgage loan documents and (ii) all right, title and interest of any Borrower in and to the related property subject to a Mortgage as collateral security therefor.
     “Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by any Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.
     “Net Income Before Taxes” of any Person shall mean, for any period, the net income (or loss) of such Person before taxes for such period taken as a single accounting period, determined in conformity with GAAP.
     “Net Proceeds” shall mean, with respect to any Mandatory Prepayment Event, (a) the cash proceeds received in respect of such Mandatory Prepayment Event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), (ii) in the case of a casualty or other insured damage to any property or asset of any Borrower, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable and customary fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such Mandatory Prepayment Event, and (ii) in the case of a sale, transfer or other disposition of an asset or a casualty, a condemnation or similar proceeding, or the receipt of any tax refund, the amount of all payments required to be made as a result of such Mandatory Prepayment Event to repay Indebtedness (other than Advances) secured by such asset.
     “Net Worth” shall mean, at the time of each determination, in respect to any Person and for all purposes, the excess of total assets of such Person over total liabilities of such Person, determined in accordance with GAAP.

     “New Trust” shall mean Franklin Mortgage Asset Trust 2009-A, a Delaware statutory trust.
     “Note” or “Notes” shall mean any one or more of the Revolving Loan Notes or the Draw Loan Notes.
     “Obligations” shall mean all loans, debts, principal, interest (including any interest that, but for the commencement of an insolvency proceeding, would have accrued), premiums, liabilities (including all amounts charged to any Borrower’s account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in this Agreement), charges, costs, expenses (including any fees or expenses that, but for the commencement of an insolvency proceeding would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by any Borrower to any Secured Party pursuant to or evidenced by any Loan Document and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all expenses that any Borrower is required to pay or reimburse by any Loan Document, by law, or otherwise. Any reference in this Agreement or in any Loan Document to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any insolvency proceeding.
     “Payment Date” shall mean either (a) the last day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, or (b) in the case of the final Payment Date for the Advances, the Termination Date; provided, however, payments of interest accrued on the Advances shall commence on April 30, 2009. If the due date of any payment due in respect to any Advance shall be a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day; provided, however, that if such next succeeding Business Day occurs in the following calendar month, then such due date shall be the immediately preceding Business Day.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).
     “Plan” shall mean an employee benefit or other plan established or maintained by any Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.
     “Post-Default Rate” shall mean, in respect of any principal of any Advance or any other amount under this Agreement, any Note or any other Loan Document that is not paid when due to the Administrative Agent, Issuing Bank, any Lender or any Affiliate thereof (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the sum of (x) five percent (5.00%) per annum plus (y) the related fixed or variable Interest Rate otherwise applicable to such Advance or other amount.

     “Prime Commercial Rate” shall mean the commercial lending rate of interest per annum as fixed from time to time by the management of Huntington and its successors, at its main office and designated as its “Prime Commercial Rate,” from time to time in effect, with each change in such rate automatically and immediately changing the interest rate on all applicable Advances without notice to Borrowers, subject to any maximum or minimum interest rate limitation specified by applicable law. Each Borrower hereby waives any right to claim that the Prime Commercial Rate is an interest rate other than that rate designated by Huntington as its “Prime Commercial Rate” on the grounds that: (i) such rate may or may not be published or otherwise made known to each Borrower or (ii) Huntington may make loans to certain borrowers at interest rates that are lower than its “Prime Commercial Rate.”
     “Pro Forma Balance Sheet” shall have the meaning assigned thereto in Section 6.10(b).
     “Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal, or mixed, and whether tangible or intangible.
     “Pro Rata Share” shall mean, for any Lender as of any date of determination, the percentage obtained, by dividing (A) the Commitment of such Lender by (B) the aggregate Commitments of all Lenders (the applicable amount in clause (A) above being such Lender’s “Commitment Exposure” as of such date of determination).
     “Purchasers” shall have the meaning assigned thereto in Section 12.01(b).
     “Register” shall have the meaning assigned thereto in Section 12.01(d).
     “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System (or any successor agency thereto), as the same may be modified and supplemented and in effect from time to time.
     “Related Assets” shall have the meaning assigned thereto in Section 7.03(f).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, and advisors of such Person and of such Person’s Affiliates.
     “REO Property” shall mean any real property, the title to which is held by any Borrower or one of its Subsidiaries, together with all buildings, fixtures and improvements thereon and all other rights, benefits and proceeds arising from and in connection with such property.
     “Required Lenders” shall mean the Lenders having in the aggregate at least 50.1% of the sum of the Commitment Exposure of all Lenders.
     “Required Payments” shall have the meaning assigned thereto in Section 2.04(c).
     “Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws, limited liability company agreement (whether written or oral), certificate of formation or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation (including, without limitation, the Investment Company Act of 1940, as amended) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserve Account” shall mean that certain account, subject to a Control Agreement, in the name of the Administrative Agent, being account number 01892594529, for the payment of any expense of a Borrower approved by the Administrative Agent, maintained at Huntington, or such other similar account as may be specified in writing by the Administrative Agent from time to time as the “Reserve Account.”
     “Reserves” shall mean such cash reserves in the Reserve Account or such other collateral account subject to a Control Agreement pledged as security for the Obligations as the Administrative Agent shall establish in such amounts, and with respect to such matters, as the Administrative Agent in its good faith discretion shall deem necessary or appropriate, including without limitation, to make available to any Borrower or a creditor of any Borrower with respect to (i) sums that any Borrower is required to pay pursuant to any Contractual Obligations (such as taxes, or assessments), (ii) Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law in and to an item of Collateral, (iii) the payment of any Required Payment or interest under any Advance, or any fees or expenses owing or anticipated to be owing to any Secured Party under the terms of any Loan Document, and (iv) funds required to preserve or protect any of the Collateral.
     “Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.
     “Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock or Equity Interest of any Borrower now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock or Equity Interest of any Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase, or retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire shares of any class of Capital Stock or Equity interest of any Borrower now or hereafter outstanding, and (iv) any payment or prepayment of principal, premium, if any, or interest, fees, or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim to rescission with respect to, any Subordinated Indebtedness.
     “Revolving Loan” is defined in Section 2.01(b).
     “Revolving Loan Advance” and “Revolving Loan Advances” shall have the meanings assigned to those terms in Section 2.01.

     “Revolving Loan Commitment” shall mean, as to any Lender, the Commitment of such Lender to make a Revolving Loan Advance as set forth on Schedule 1. The original aggregate amount of the Revolving Loan Commitments of all Lenders is $2,000,000.
     “Revolving Loan Note” shall mean the amended and restated promissory note providing for each Lender’s Revolving Loan Advance and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified, supplemented, amended, or restated and in effect from time to time in accordance with the terms of this Agreement.
     “Risk Participation Liability” shall mean, as to each Letter of Credit, all reimbursement obligations of any Borrower to the Issuing Bank with respect to a Letter of Credit, consisting of (a) the amount available to be drawn or which may become available to be drawn, and (b) all accrued and unpaid interest, fees, and expenses payable with respect thereto.
     “Secured Parties” shall mean the Administrative Agent, the Issuing Bank, and each Lender.
     “Security Agreement” shall mean each of: (i) a certain Amended and Restated Security Agreement, substantially in the form of Exhibit C, and (ii) a certain Investment Property Security Agreement, substantially in the form of Exhibit D, each dated as of the date hereof and made by Borrowers in favor of the Administrative Agent on behalf of the Secured Parties, as each of the same may be amended, supplemented, or otherwise modified and in effect from time to time in accordance with the terms thereof.
     “Servicer” shall mean FCMC or such other servicer of the assets of New Trust.
     “Servicing Agreement” shall mean that certain Servicing Agreement entered into as of the Effective Date between New Trust and FCMC with respect to the assets purchased by New Trust pursuant to the Transactions, as amended, restated, supplemented, substituted or otherwise modified from time to time.
     “Subordinated Indebtedness” shall mean any Indebtedness incurred by a Borrower or any Subsidiary, the payment of which is subject to a debt subordination agreement or other subordination provisions in favor of the Administrative Agent, to the written satisfaction of the Administrative Agent and the terms (including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, subordination terms, events of default and remedies) of which are reasonably acceptable to the Administrative Agent.
     “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

     “Termination Date” shall mean March 31, 2010, or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.
     “Transaction Documents” shall mean the agreements set forth on Schedule 7 attached hereto.
     “Transactions” shall have the meaning assigned to that term in the Legacy Loans Credit Agreement.
     “Transfer” shall have the meaning assigned thereto in Section 7.12.
     “Transferee” shall have the meaning assigned thereto in Section 12.02.
     “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of Ohio; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Ohio, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
     “U.S. Taxes” shall have the meaning assigned thereto in Section 3.03(a).
          Section 1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent under this Agreement shall be prepared, in accordance with GAAP.
          Article II. Advances and Prepayments.
          Section 2.01 Advances.
     Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, and covenants of each Borrower herein set forth, each Lender hereby severally agrees on the Effective Date to amend and restate and make Advances described in this Section 2.01:
     (a) Letters of Credit Advances. The Issuing Bank shall issue Letters of Credit for the account of any Borrower from time to time on any Business Day during the period from and including the Effective Date to but excluding the Termination Date, in an aggregate amount not exceeding the Letter of Credit Commitment in accordance with the terms and subject to the conditions of Section 2.10 of this Agreement. Letters of Credit shall be used solely to assure that all state licensing requirements of FCMC are met.
     (b) Revolving Loan Advances. Each Lender will extend a revolving credit facility (the “Revolving Loan”) to Borrowers, subject to the terms and conditions hereof, the principal sum outstanding under which at any time shall not exceed such Lender’s Revolving Loan Commitment.

     (i) Interest shall accrue on the unpaid balance of the Revolving Loan at an interest rate per annum equal to LIBOR plus the Applicable Margin. All interest accruing on the Revolving Loan shall be due and payable on each Payment Date.
     (ii) The principal sum and all obligations outstanding under the Revolving Loan shall be due and payable in full on the earlier of (A) the date that the Revolving Loan is due and payable in full pursuant to the terms of this Agreement, whether by acceleration or otherwise, or (B) the Termination Date.
     (iii) The net proceeds of the Revolving Loan shall be used solely (A) to assure that all state licensing requirements of FCMC are met, and (B) to pay Approved Expenses of Holding.
     (b) Draw Loan Advances. Each Lender will extend a draw credit facility (the “Draw Loan”) to Borrowers, subject to the terms and conditions hereof, the principal sum outstanding under which at any time shall not exceed such Lender’s Draw Loan Commitment.
     (i) Interest shall accrue on the unpaid balance of the Draw Loan at an interest rate per annum equal to LIBOR plus the Applicable Draw Loan Margin. All interest accruing on the Draw Loan shall be due and payable on each Payment Date.
     (ii) The principal sum and all obligations outstanding under the Draw Loan shall be due and payable in full on the earlier of (A) the date that the Draw Loan is due and payable in full pursuant to the terms of this Agreement, whether by acceleration or otherwise, or (B) the Termination Date.
     (iii) The proceeds of the Draw Loan may be advanced in partial amounts at any time prior to ten (10) calendar days before the Termination Date; provided, however, that no Draw Loan Advances repaid shall be readvanced.
     (iv) The net proceeds of the Draw Loan shall be used solely to provide for working capital needs of FCMC.
     Section 2.02 Notes.
     (a) Each Lender’s Revolving Loan Advance shall be evidenced by an amended and restated promissory note of Borrowers, substantially in the form of Exhibit A-1, and each Lender’s Draw Loan Advance shall be evidenced by a promissory note of Borrowers, substantially in the form of Exhibit A-2, in each case dated as of the Effective Date and payable to such Lender or its registered assigns in a principal amount equal to such Lender’s Pro Rata Share of the Revolving Loan Commitment or the Draw Loan Commitment, as applicable.

     (b) The date, amount, and Interest Rate applicable from time to time in respect of each Advance made by a Lender, and each payment made on account of the principal thereof or interest thereon, shall be recorded by such Lender on its books and records and, prior to any transfer of the applicable Note, noted by such Lender on the grid attached to such Note or any continuation thereof. Any such recordation or notation shall be conclusive and binding on each Borrower, absent manifest error; provided, that the failure of such Lender to make any such recordation or notation shall not affect the obligations of any Borrower to make payment when due of any amount owing hereunder or under such Note in respect of the applicable Advance; and, provided further, that in the event of any inconsistency between the Register and any Lender’s books and records, the recordation in the Register shall govern.
     Section 2.03 Inability to Determine Rates; Illegality.
     Anything contained herein to the contrary notwithstanding, if, prior to or upon any determination of LIBOR, for any applicable Interest Period:
     (a) the Administrative Agent or the Required Lenders determine in good faith, which determination shall be conclusive and binding upon each Borrower, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Advances as provided herein; or
     (b) the Administrative Agent or the Required Lenders determine in good faith, which determination shall be conclusive and binding upon each Borrower, that LIBOR is not likely to adequately cover the cost to such Lenders of making or maintaining the relevant LIBOR Advances; or
     (c) any Lender (for purposes of this Section 2.03, an “Affected Lender”) notifies the Administrative Agent that it has become unlawful for such Lender to honor its obligations to make or maintain LIBOR Advances hereunder;
then the Administrative Agent shall give Borrowers prompt notice thereof and, so long as such condition remains in effect, all Advances of the Lenders or such Affected Lender, as the case may be, shall bear interest at a rate per annum equal to the Prime Commercial Rate plus six percent (6%).
     Section 2.04 Payments of Interest on the Advances; Waterfall.
     (a) Interest on the Advances. Borrowers shall pay to the Administrative Agent for the benefit of the Lenders interest on the aggregate outstanding principal amount of the Advances for the period from and including the respective dates of such Advances to but excluding the respective dates such Advances are paid in full, in each case at a rate per annum equal to the applicable Interest Rate. Notwithstanding the foregoing, Borrowers shall pay to the Administrative Agent for the benefit of the Lenders interest at the applicable Post-Default Rate (i) on the outstanding principal amount of any Advances during any period when any Event of Default has occurred and is continuing and (ii) on any interest or amount (other than principal of any Advance) payable by Borrowers hereunder or under the Note that shall not be paid in full when due, for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued and unpaid interest on each Advance shall be payable monthly on each Payment Date and on the Termination Date, except that interest payable at the applicable Post-Default Rate shall accrue daily and shall be payable promptly upon demand.
     (b) Payment Date Reports. No later than two (2) Business Days prior to each Payment Date, the Administrative Agent shall provide to each Borrower a report stating (i) the amount of interest due for the current Interest Period pursuant to Section 2.04(a), and (ii) if such Payment Date occurs on a Termination Date, the outstanding aggregate principal amount of the Advances; provided that the failure of the Administrative Agent to make any such report shall not affect the obligations of any Borrower to make payment when due of any amount owing hereunder or under any Note in respect of the related Advances.
     (c) Distributions on Payment Dates. Without in any way limiting the obligations of each Borrower to make the payments of interest that are required to be made in respect of the Advances pursuant to Section 2.04(a) (with respect to any Payment Date, the “Required Payments”), each Borrower hereby authorizes and directs the Administrative Agent, on each Payment Date, to apply all Collections received from and after the immediately preceding Payment Date to but excluding such Payment Date (the aggregate amount of such Collections, after deducting any Reserves, shall be referred to as the “Applicable Collections Amount” in respect of such Payment Date) in the following order of priority:
first, to pay any costs, expenses, fees, charges, or indemnities due the Administrative Agent under the terms of this Agreement or any Loan Document;
second, to pay any costs, expenses, fees, charges, or indemnities due any Lender under the terms of this Agreement or any Loan Document;
third, to pay any Letter of Credit Facing Fee, Letter of Credit Fee, or other fees due in respect of any Letter of Credit;
fourth, to the payment of interest on the Advances;
fifth, on a pro rata basis to repay any Letter of Credit Exposure, any Revolving Loan Advances, and any Draw Loan Advances to any Lender in full;
sixth, to any obligations secured by any Collateral then remaining; and
seventh, to FCMC for the benefit of the Borrowers.
          Section 2.05 Mandatory Prepayments. Within five (5) Business Days after the occurrence of any Mandatory Prepayment Event, Borrowers shall prepay the Advances in an aggregate amount equal to the Net Proceeds of such Mandatory Prepayment Event.

          Section 2.06 Breakage. If any Borrower makes any prepayment of the Advances on a day that is not a Payment Date, Borrowers shall indemnify each Lender and hold each Lender harmless from and against any actual loss or expense that such Lender may sustain or incur arising from (i) the re-employment of funds obtained by such Lenders to maintain the portion of such Lender’s Advances so prepaid or (ii) fees payable to terminate the arrangements from which such funds were obtained, in either case which actual loss or expense shall be equal to the excess, as determined by the such Lender, of (x) its cost of obtaining funds for such portion of such Lender’s Advances for the period from the date of such prepayment through the following Payment Date over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds not utilized by reason of such prepayment for such period. This Section 2.06 shall survive termination of this Agreement and payment in full of any Note.
     Section 2.07 Requirements of Law.
     (a) If any Requirement of Law or any change in the interpretation or application thereof, or compliance by the Administrative Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)	shall subject the Administrative Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, such Lender’s Note(s) or any Advance(s) made by it (excluding net income taxes), or change the basis of taxation of payments to the Administrative Agent or any Lender in respect thereof;

(ii)	shall impose, modify, or hold applicable any reserve, special deposit, compulsory advance, or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or other extensions of credit by, or any other acquisition of funds by any office of such Lender; or

(iii)	shall impose on the Administrative Agent or any Lender any other condition;
and the result of any of the foregoing is to increase the cost to the Administrative Agent or such Lender, by an amount which the Administrative Agent or such Lender deems to be material, of making, continuing, or maintaining any Advance or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrowers shall promptly pay the Administrative Agent or such Lender such additional amount or amounts as will compensate the Administrative Agent or such Lender for such increased cost or reduced amount receivable thereafter incurred.
     (b) If any Lender shall have determined that the adoption, effectiveness, phase-in, or applicability of, or any change in, any Requirement of Law regarding capital adequacy or in the interpretation or application thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on that Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which that Lender or such corporation (taking into consideration that Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by that Lender to be material, then from time to time, Borrowers shall promptly pay to that Lender such additional amount or amounts as will thereafter compensate that Lender for such reduction.
     (c) If the Administrative Agent or any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.07, it shall promptly notify Borrowers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.07 submitted by the Administrative Agent or a Lender to any Borrower shall be conclusive and binding on Borrowers in the absence of manifest error.
     (d) Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to demand such compensation.
          Section 2.08 Purpose of Advances. Letters of Credit and Revolving Loan Advances shall be used solely (i) to assure that all state licensing requirements of FCMC are met, and (ii) to pay approved expenses to Holding. Draw Loan Advances shall be used solely to provide for working capital of FCMC.
          Section 2.09 Facility Fee. Borrowers agree, jointly and severally, to pay the Facility Fee to the Administrative Agent on the Effective Date, for the account of each applicable Lender according to its Pro Rata Share.
     Section 2.10 Letters of Credit.
     (a) Letters of Credit. Subject to the terms and conditions of this Agreement and any applicable Application and Agreement for Letter of Credit, on any Business Day at least thirty (30) Business Days prior to the Termination Date and upon Borrower’s written request to the Administrative Agent and the Issuing Bank, the Issuing Bank may issue such Letters of Credit in such face amounts as requested; provided that: (i) on the date of issuance of any Letter of Credit and after giving effect to the issuance thereof, the Letter of Credit Exposure will not exceed the amount of such Letter of Credit Exposure stated in the definition of Letter of Credit Commitment; (ii) the expiry date of any Letter of Credit shall not be later than the date which is thirty (30) days prior to the Termination Date; provided, however, that the Issuing Bank may permit, in its sole discretion any Letter of Credit to remain outstanding after the Termination Date if one or more Loan Parties shall deposit prior to the date that is ten (10) Business Days prior to the Termination Date into an account with the Issuing Bank, in the name and for the benefit of the Issuing Bank, an amount in cash equal to one hundred five percent (105%) of the face amount of each such Letter of Credit as of such date, (iii) Borrower has provided the information necessary for the Issuing Bank to complete the form of Letter of Credit, and (iv) the issuance of such Letter of Credit would not violate any policy of the Issuing

Bank. On and after the Effective Date, the Letters of Credit issued by the Issuing Bank for the account of any Borrower prior to the date of this Agreement and set forth on Schedule 2.10 hereto shall be subject to the terms of this Agreement and deemed issued pursuant to the terms hereof. Any deposit held by the Issuing Bank as collateral for the payment and performance of the obligations of any Borrower under the outstanding Letters of Credit shall be under the Administrative Agent’s exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for letter of credit disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations or any other Obligations of the Loan Parties at such time.
     (b) Reimbursement Obligations; Payment of Letter of Credit. Each Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Issuing Bank the amount of each advance drawn under or pursuant to a Letter of Credit or any draft related thereto (such obligation of each Borrower to reimburse the Issuing Bank for an advance made under a Letter of Credit or a related draft being hereinafter referred to as a “L/C Reimbursement Obligation”), each such reimbursement to be made by Loan Parties no later than the Business Day on which the Issuing Bank makes payment of each such draft. If the Loan Parties at any time fail to repay an L/C Reimbursement Obligation, the Loan Parties shall be deemed to have elected to borrow pursuant to the Revolving Loan, as of the date of the advance giving rise to the L/C Reimbursement Obligation in the amount of the unpaid L/C Reimbursement Obligation. Such borrowing shall be made as of the date of the payment giving rise to such L/C Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an advance under the Revolving Loan. If, for any reason, the Loan Parties fail to repay an L/C Reimbursement Obligation on the day such L/C Reimbursement Obligation arises, and, for any reason, the Administrative Agent is unable to make or has no obligation to make an advance under the Revolving Loan, then such L/C Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a LIBOR Advance. Without limiting the foregoing in any way, in consideration for the issuance by the Issuing Bank of the Letters of Credit, each Borrower hereby authorizes, empowers, and directs the Administrative Agent to disburse directly to the Issuing Bank from any Reserve Account, any other account maintain or controlled by the Administrative Agent, or any other source, an amount equal to the stated amount of each draft drawn under each Letter of Credit, plus all interest, costs, expenses and fees due to the Issuing Bank pursuant to this Agreement or any other Loan Document.
     (c) Acceleration of Undrawn Amounts. Should the Administrative Agent or any Lender demand payment of the Obligations hereunder during the existence of an Event of Default prior to the Termination Date, the Issuing Bank, by written notice to Borrower, may take one or more of the following actions: (i) declare any obligation of the Issuing Bank to issue Letters of Credit hereunder terminated, whereupon any such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the outstanding Letter of Credit Exposure to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that the Loan Parties pay to the Issuing Bank for deposit in a segregated non interest-bearing cash collateral account, as security for the Obligations, an amount equal to the Letters of Credit Exposure then outstanding at the time such notice is given. Unless otherwise required by law, upon the full and final payment of the Obligations, the Issuing Bank shall return to Borrower any amounts remaining in said cash collateral account.
     (d) Risk Participation. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have granted to each Lender with a Letter of Credit Commitment, and each Lender with a Letter of Credit Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of any payments made by the Issuing Bank under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Letter of Credit Commitment hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of such payment made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in this Section 2.09(d), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Letter of Credit Commitment acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the Issuing Bank, an amount equal to its respective Pro Rata Share pursuant to this Section 2.09(d) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Article 5 hereof. If any such Lender fails to make available to the Administrative Agent the amount of such Lender’s Pro Rata Share of any payments made by the Issuing Bank in respect of such Letter of Credit as provided in this Section 2.09(d), the Administrative Agent (for the account of the Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
     (e) Letter of Credit Fees. Borrower shall pay to the Issuing Bank: (a) a non-refundable fee equal to fifty percent (50%) of the Applicable Margin, multiplied by the daily face amount of each Letter of Credit outstanding, less the amount of any draws on such Letter of Credit, payable in monthly installments in arrears, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding; and (b) for the benefit of the Issuing Bank (i) the Letter of Credit Facing Fee, and (ii) the Issuing Bank’s standard charges for issuing letters of credit and for any amendments thereto, payable upon demand by the Issuing Bank.
     Section 2.11 Joint and Several Liability.

     (a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.
     (b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a surety and as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.11), it being the intention of the parties hereto that all the Obligations shall be the joint and several Obligations of each Borrower without preferences or distinction among them.
     (c) If and to the extent that any Borrower shall fail to make any payment with respect to any Obligation as and when due or to perform any Obligation in accordance with the terms thereof, then, in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation, as applicable.
     (d) The Obligations of each Borrower under the provisions of this Section 2.11 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
     (e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any Obligation, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any Obligation, the acceptance of any payment of any Obligation, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or any Lender at any time or times in respect of any Default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or any Lender in respect of any Obligation, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any Obligation or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.11 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.11, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower under this Section 2.11 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.11 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of the other Borrowers, the Administrative Agent or any Lender.
     (f) Each Borrower represents and warrants to the Administrative Agent and the Lenders that such Borrower is currently informed of the financial condition of each other Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that such Borrower will continue to keep informed of each other Borrower’s financial condition, the financial condition of any Guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
     (g) The provisions of this Section 2.11 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any of them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or any Lender, or any or their respective successors or assigns first to marshal any claims or to exercise any rights against any other Borrower or to exhaust any remedies available against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.11 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon any insolvency proceeding of any Borrower, or otherwise, the provisions of this Section 2.11 will forthwith be reinstated in effect, as though such payment had not been made.
     (h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or any Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency proceeding relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
     (i) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent and the Lenders.
          Section 2.12 Disbursements from Reserve Account. Upon the request of Borrowers for a disbursement from the Reserve Account, the Administrative Agent, in its sole discretion, may disburse any such amount to any Disbursement Account.
     Article III. Blocked Accounts, Computations; Taxes.
     Section 3.01 Payments.
     (a) On or before the Effective Date, Borrowers shall establish one or more blocked accounts at Huntington, including without limitation the Reserve Account (“Blocked Accounts”), and thereafter Borrowers shall (i) request in writing and otherwise take such reasonable steps to ensure proceeds of Collateral and other payments due any Borrower are forwarded directly to the Blocked Accounts, (ii) irrevocably instruct the bank which maintains each Blocked account to transfer to the Collection Account, on each Business Day, cleared funds in respect of all cash, checks, drafts, or other similar items of payment so received in any Blocked Account and (iii) deposit promptly, and in any event no later than the first Business Day after the date of receipt thereof, any cash, checks, drafts, or other similar items of payment relating to or constituting payments made in respect of any and all Collateral that are received directly by any Borrower (notwithstanding the requirements of clause (i) above) into the Collection Account.
     (b) Borrowers may maintain at Huntington or other bank reasonably acceptable to the Administrative Agent, in the name of Borrowers, one or more accounts, including without limitation, account number 01580177302, subject to a Control Agreement (a “Disbursement Account”), into which the Administrative Agent shall, from time to time, deposit the proceeds of Collections or Reserves, as applicable, for the payment of any Approved Expenses and any other expenses approved by the Administrative Agent to be paid from the Reserves.
     (c) On or before the Effective Date (or such later date as the Administrative Agent shall consent to in writing with respect to any deposit account entered into after the Effective Date), Borrowers shall cause any bank where a Disbursement Account is maintained to enter into a Control Agreement with the Administrative Agent, for the benefit of the Secured Parties and each Borrower, in form and substance acceptable to the Administrative Agent, which shall become operative on or prior to the Effective Date (or such later date as the Administrative Agent shall consent to in writing). No Borrower shall accumulate or maintain cash in any Disbursement Account as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to pay Approved Expenses.
     (d) Each Blocked Account and Disbursement Account shall be controlled accounts, with all cash, checks, and other similar items of payment in such accounts securing payment of the Advances and all other Obligations, and in which Borrowers shall have granted a Lien to the Administrative Agent, on behalf of the Secured Parties, pursuant to the Security Agreement.
     (e) All amounts deposited in the Collection Account shall be deemed received by the Administrative Agent in accordance with Section 2.04 and shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.04. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account. Each Borrower hereby acknowledges that it has no rights of withdrawal from the Collection Account or any Blocked Account established for Reserves.
     (f) Each Borrower shall (i) hold in trust for the Administrative Agent, for the benefit of the Secured Parties, all checks, cash, and other items of payment received by such Borrower or Related Party for the account of any Borrower, and (ii) within one Business Day after receipt by such Borrower or any Related Party of any checks, cash, or other items of payment, deposit the same into the Collection Account or a Blocked Account of such Borrower, as applicable. All proceeds of the sale or other disposition of any Collateral shall be deposited directly into the applicable Blocked Accounts.
          Section 3.02 Computations. Interest on the Advances and fees and other charges expressed as a percentage shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.
     Section 3.03 U.S. Taxes.
     (a) Each Borrower hereby agrees to pay to the Administrative Agent or any Lender such additional amount as is necessary in order that the net payment of any amount due to the Administrative Agent or that Lender hereunder after deduction for or withholding in respect of any U.S. Tax imposed with respect to such payment (or in lieu thereof, payment of such U.S. Tax by the Secured Parties), will not be less than the amount stated herein to be then due and payable; provided that the foregoing obligation to pay such additional amounts shall not apply:
(i)	to any payment to any Secured Party hereunder unless that Secured Party is entitled to submit a Form W-8BEN (relating to that Secured Party and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Advances) or Form W-8ECI (relating to all interest to be received by that Secured Party hereunder in respect of the Advances), or

(ii)	to any U.S. Tax imposed solely by reason of the failure by that Secured Party to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of Secured Party if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Tax.
For the purposes of this Section 3.03(a), (w) “Form W-8BEN” shall mean Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) of the Department of the Treasury of the United States of America, (x) “Form W-8ECI” shall mean Form W-8ECI (Certificate of Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates), and (y) “U.S. Taxes” shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein.
     (b) Within thirty (30) days after paying any such amount to a Secured Party, and within thirty (30) days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, each Borrower shall deliver to that Secured Party evidence satisfactory to that Secured Party of such deduction, withholding or payment (as the case may be).
     (c) Each Secured Party, on its behalf, represents and warrants to Borrowers that, on the date of this Agreement, such Secured Party is either incorporated under the laws of the United States or a State thereof or is entitled to submit a Form W-8BEN (relating to that Secured Party and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Advances) or Form W-8ECI (relating to all interest to be received by that Secured Party under this Agreement in respect of the Advances).
     Article IV. Certain Matters Relating to Collateral.
          Section 4.01 Collections. Each Borrower shall remit (or cause to be remitted) all Collections to the Administrative Agent, in the manner contemplated by Section 3.01(a), for application as provided in Sections 2.04 and 9.01(d) as applicable. Notwithstanding the foregoing, if an Event of Default shall occur and be continuing, (a) all proceeds of Collateral received by any Borrower consisting of cash, checks, and other non-cash items shall be held by such Borrower in trust for the Administrative Agent, segregated from other funds of such Borrower, and shall forthwith upon receipt by such Borrower be turned over to the Administrative Agent in the exact form received by such Borrower (duly endorsed by such Borrower to the Administrative Agent, if required) and (b) any and all such proceeds received by the Administrative Agent will be applied by the Administrative Agent against the Obligations (whether matured or unmatured), such application to be in the order of priority specified in Section 9.01(d). Any balance of such proceeds remaining after the Obligations shall have been paid in full and this Agreement shall have been terminated shall be promptly paid over to such Borrower. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, prepayments, payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents, any other income, and all other amounts received with respect to the Collateral.
          Article V. Conditions Precedent.
          Section 5.01 Closing and Initial Advances. The obligations of the Lenders to make the Advances are subject to the satisfaction, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:
(a)	[Reserved.]

(b)	Credit Agreement. The Administrative Agent and each Lender shall have received this Agreement, executed and delivered by a duly authorized officer of each Borrower.

(c)	Loan Documents. The Administrative Agent and the Lenders as applicable shall have received the following documents, each of which shall be satisfactory to the Administrative Agent in form and substance:
1)	Notes. The Notes, duly completed, executed, and delivered;

2)	Guarantee. Guarantee from Mr. Thomas J. Axon;

3)	Security Agreement. The Security Agreement, duly executed and delivered by each Borrower;

4)	Cash Management Agreements. Each agreement governing a Blocked Account, a Collection Account, and the Disbursement Accounts, duly executed and delivered by each Borrower and the applicable depository bank;

5)	Control Agreements. A deposit account control agreement for each Disbursement Account, the Collection Account, and the Blocked Account established for Reserves;

6)	Other Documents. The other documents as the Administrative Agent shall reasonably require.
(d)	Organizational Documents. The Administrative Agent shall have received, in form and substance satisfactory to the Lenders, a good standing certificate, certified copies of the charter and by-laws (or equivalent documents) and an incumbency certificate of each Borrower and evidence of all corporate or other authority for each Borrower with respect to the execution, delivery, and performance of the Loan Documents and each other document to be delivered by such Borrower, as applicable, from time to time in connection herewith (and the Administrative Agent may conclusively rely on such certificates until it receives notice in writing from each Borrower, as applicable, to the contrary).

(e)	Legal Opinion. The Administrative Agent shall have received one or more legal opinions of counsel to Borrowers and Guarantors, in the form acceptable to the Administrative Agent and the Lenders, containing customary legal opinions for a secured loan facility.

(f)	No Material Adverse Effect. There shall not have occurred one or more events that, in the good faith judgment of the Administrative Agent or the Required Lenders, constitutes or could reasonably be expected to constitute a Material Adverse Effect.

(g)	No Litigation. There shall exist no action, suit, investigation, litigation, or proceeding, pending or threatened, in any court or before any arbitrator or governmental instrumentality that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(h)	Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Administrative Agent for the benefit of the Secured Parties, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared and (if necessary) executed for filing (including any applicable county-level filings if the Administrative Agent determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest and any assignments necessary for perfecting security interests in the Collateral; and (ii) UCC lien searches in such jurisdictions as shall be applicable to each Borrower and the Collateral, the results of which shall be satisfactory to the Administrative Agent.

(i)	Liens. The Administrative Agent shall have a valid and perfected first priority lien on, and security interest in, (i) the Collateral and (ii) the Guarantor Collateral.

(j)	Fees and Expenses. The Administrative Agent shall have received all fees and expenses required to be paid by Borrowers on or prior to the Effective Date pursuant to Section 10.03(b).

(k)	Consents, Licenses, Approvals, etc. The Administrative Agent shall have received copies, certified by each Borrower, of all consents, licenses, and approvals, if any, required in connection with the execution, delivery, and performance by each Borrower of, and the validity and enforceability against each Borrower of, the Loan Documents to which each Borrower is a party, which consents, licenses, and approvals shall be in full force and effect.

(l)	Insurance. The Administrative Agent shall have received evidence in form and substance satisfactory to the Administrative Agent showing compliance by FCMC with this Agreement.

(m)	Legacy Loans. The Legacy Loans Credit Agreement shall have been fully consummated, satisfactory in form to the Administrative Agent and Lenders.

(n)	Accounts. The Administrative Agent shall have received evidence of the establishment of each Blocked Account and the Collection Account.

(o)	Officer’s Certificates. The Administrative Agent shall have received a duly executed copy of an officer’s certificate of each Borrower.

(p)	Entry of FCMC and New Trust into Servicing Agreement, satisfactory to the Administrative Agent and the Lenders.

(q)	Closing of all Transactions contemplated by the Transaction Documents and closing of the Legacy Loans Credit Agreement.

(r)	Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or its counsel may reasonably require.
          Section 5.02 Advances. The making of any Advance is subject to the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:
     (a) no Default or Event of Default shall have occurred and be continuing;
     (b) the representations and warranties made by each Borrower in Article 6 hereof, and in each of the other Loan Documents, shall be true and correct on and as of the date of the making of such Advance with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of the Administrative Agent, the Administrative Agent shall have received officer’s certificates signed by Responsible Officers of each Borrower certifying as to the truth and accuracy of the foregoing, which certificates shall specifically include a statement that Borrowers are in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions;
     (c) the Administrative Agent shall have received the tax identification number of each Borrower;
     (d) all corporate and other proceedings, and all documents, instruments, and other legal matters in connection with the financing transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the financing transactions contemplated hereby or thereby as it shall request;
     (e) there shall not have occurred one or more events that, in the good faith judgment of the Administrative Agent or the Required Lenders, constitutes or could reasonably be expected to constitute a Material Adverse Effect;
     (f) all fees and expenses due and payable to the Administrative Agent and the Lenders pursuant to this Agreement and each Loan Document shall have been paid in full; and
     (g) the Administrative Agent shall have received such other documents as the Administrative Agent or its counsel may reasonably request.
          Article VI. Representations and Warranties. Each Borrower hereby represents and warrants to Secured Parties that, as of the Effective Date, as of the date of each Advance hereunder, and throughout the term of this Agreement:
          Section 6.01 Existence. Each Borrower (a) is a corporation or limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation, (b) has all requisite power, and has all governmental licenses, authorizations, consents, and approvals, necessary to own its assets and carry on its business as now being conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect and (d) is in compliance in all material respects with all Requirements of Law.
          Section 6.02 Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against any Borrower or any of their respective Subsidiaries or affecting any of the property thereof before any Governmental

Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of the Loan Documents.
          Section 6.03 No Breach. Neither (a) the execution and delivery of the Loan Documents or (b) the consummation of the financing transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter, by-laws, limited liability company agreement (written or oral), certificate of formation (or equivalent documents or oral agreements) of any Borrower, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority or other agreement or instrument to which Borrower or any of their respective Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of any Borrower or any of their respective Subsidiaries pursuant to the terms of any such agreement or instrument.
          Section 6.04 Action. Each Borrower has all necessary power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party; the execution, delivery, and performance by each Borrower of each of the Loan Documents to which it is a party have been duly authorized by all necessary action on its part; and each Loan Document has been duly and validly executed and delivered by each Borrower and constitutes a legal, valid, and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
          Section 6.05 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery, or performance by any Borrower of the Loan Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to any Loan Document.
          Section 6.06 Taxes. Each Borrower has filed all Federal income tax returns and all other tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals, and reserves on the books of each Borrower in respect of taxes and other governmental charges are, in the opinion of each Borrower, adequate.
          Section 6.07 Investment Company Act. No Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”). No Borrower is subject to any Federal or state statute or regulation that limits its ability to incur Indebtedness.

          Section 6.08 No Legal Bar. The execution, delivery, and performance of this Agreement and the Notes, the borrowings hereunder, and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Borrower and will not result in, or require, the creation or imposition of any Lien (other than the Liens created under any Loan Document) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.
          Section 6.09 No Default. No Borrower is in default under or with respect to any of its respective Contractual Obligations in any respect which is reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          Section 6.10 True and Complete Disclosure.
     (a) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Borrower to the Administrative Agent or any Lender in connection with this Agreement and the other Loan Documents and the financing transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable good faith estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of any Borrower that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent for use in connection with the financing transactions contemplated hereby or thereby.
     (b) The unaudited pro forma balance sheet of FCMC, dated as of the Effective Date, a copy of which has heretofore been delivered to the Administrative Agent, gives pro forma effect to the consummation of each Transfer Agreement, the initial extensions of credit made under this Agreement, and the payment of transaction fees and expenses related to the foregoing, all as if such events had occurred on such date (the “Pro Forma Balance Sheet”). The Pro Forma Balance Sheet has been prepared in a manner consistent with GAAP and the financial statements described in Section 7.01(a) (subject to the absence of footnotes required by GAAP and subject to normal year-end adjustments) and, made in good faith and having a reasonable basis set forth therein, presents fairly in all material respects the financial condition of FCMC on an unaudited pro forma basis as of the date set forth therein after giving effect to the consummation of the Transactions.
          Section 6.11 ERISA. No Borrower nor any of their respective Subsidiaries has any Plan or Multiemployer Plan subject to the provisions of ERISA, the Code and other Federal or State law.

          Section 6.12 True Sales. Any and all interest of a prior owner in, to and under any Mortgage Loan or other Collateral has been sold, transferred, conveyed, and assigned to the applicable Borrower pursuant to a legal sale or capital contribution and such prior owner retains no interest in such Mortgage Loan or other Collateral.
          Section 6.13 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of any Borrower would reasonably be expected to have a Material Adverse Effect.
          Section 6.14 Subsidiaries. All of the Subsidiaries of FCMC are listed on Schedule 6.14 to this Agreement.
          Section 6.15 Financial Statements; Solvency; Fraudulent Conveyance.
     (a) The balance sheet of each Borrower and any Subsidiaries as of the specific date and the related statements of income and cashflows for that fiscal year, previously furnished to the Secured Parties, fairly present the financial condition of each Borrowers as of that date and the results of its operations for that fiscal period. No Borrower had, on that date, any known liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases, or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, except for the Lenders’ extensions of credit to Borrowers. Except for financial statements prepared for interim periods between the fiscal year-end, all financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the date of the statement, there has been no change in the business, operations, assets or financial condition of any Borrower that could reasonably be expected to have any Material Adverse Effect, nor is any Borrower aware of any state of facts that (with or without notice or lapse of time or both) could reasonably be expected to have a Material Adverse Effect.
     (b) As of the date hereof and immediately after giving effect to each Advance and the application of the proceeds thereof by Borrowers, the fair value of the tangible assets of FCMC is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of FCMC in accordance with GAAP) of FCMC, and FCMC is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. No Borrower intends to incur, or believes that it has incurred, debt beyond its ability to pay such debts as they mature. No Borrower is taking any action to commence insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Borrower or any of its assets. No Borrower is pledging or transferring any Assets with any intent to hinder, delay or defraud any of its creditors.
     (c) FCMC is solvent and will not be rendered insolvent by the financing transactions contemplated by this Agreement and the other Loan Documents and the application of the proceeds thereof by such Borrower, and, after giving effect to such financing transactions and the payment by such Borrower of any dividends, shall not be left with an unreasonably small amount of capital with which to engage in its business.
          Section 6.16 Regulation U. No part of the proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
          Section 6.17 Licenses. Schedule 6.17 contains a complete and accurate listing of all licenses currently held by FCMC and the status of each such license. FCMC has all licenses necessary to carry on its business as now being conducted and is licensed, qualified, and in good standing in each state where a Mortgaged Property or REO Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer, and in any event the Servicer is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each related Mortgage Loan and REO Property, and the servicing of each Mortgage Loan and REO Property in accordance with the terms of the Servicing Agreement.
          Article VII. Covenants of Borrower. Each Borrower hereby covenants and agrees with the Secured Parties that, so long as any Advance is outstanding and until payment in full of all Obligations:
          Section 7.01 Financial Statements. Each Borrower shall deliver to the Administrative Agent and each Lender:
     (a) as soon as available and in any event within thirty (30) days after the end of each month, a separate balance sheet of each Borrower and its consolidated Subsidiaries, if any, as at the end of such period and the related unaudited consolidated statements of income for each Borrower and consolidated Subsidiaries, if any, for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year and accompanied by a certificate of a Responsible Officer of each Borrower, which certificate shall state that said financial statements fairly present the financial condition and results of operations of each Borrower and its Subsidiaries, if any, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);
     (b) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrowers, (i) balance sheet of each Borrower and its consolidated Subsidiaries, if any, as at the end of such fiscal year and the related statements of income and retained earnings and of cash flows for each Borrower and its consolidated Subsidiaries, if any, for such year, setting forth in each case in comparative form the figures for the previous year, and (ii) an audit report on the items listed in clause (i) hereof prepared and certified by independent certified public accountants of recognized standing and acceptable to the Administrative Agent, which audit report shall be unqualified as to FCMC and shall state that such financial statements fairly present the financial position of each Borrower and its Subsidiaries, if any, at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this clause shall be accompanied by (X) any management letter prepared by the above-referenced accountants and (Y) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default, or if, in the opinion of such accountants, any Default or Event of Default shall exist, a statement of the nature and status thereof;
     (c) at the time that any Borrower delivers financial statements to the Administrative Agent in accordance with this Section 7.01 as the end of a quarter, Borrowers shall forward to the Administrative Agent a certificate of a Responsible Officer of each Borrower that demonstrates that Borrowers are in compliance with the financial covenants set forth in Section 7.07;
     (d) Borrowers shall furnish to the Administrative Agent, at the time as it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of each Borrower to the effect that, to the best of such Responsible Officer’s knowledge, such Borrower, as applicable, during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action such Borrower, as applicable, has taken or proposes to take with respect thereto);
     (e) (i) within 30 days following the Effective Date, and thereafter within 30 days prior to the end of each fiscal year, Borrowers shall furnish to the Administrative Agent an annual budget of prospective cash receipts, cash payments, disbursements and advances, which budget shall be updated and furnished to the Administrative Agent within 30 days following the end of each quarter, in detail satisfactory to the Administrative Agent and the Required Lenders; and
     (f) from time to time such other information regarding the financial condition, operations, or business of any Borrower as the Administrative Agent may request.
          Section 7.02 Litigation. Each Borrower shall promptly, and in any event within two (2) Business Days after service of process on any of the following, give to the Administrative Agent notice of all legal or arbitral proceedings affecting any Borrower or any of their respective Subsidiaries that questions or challenges the validity or enforceability of any of the Loan Documents or as to which there is a reasonable likelihood of an adverse determination that would result in a Material Adverse Effect.
          Section 7.03 Existence. Each Borrower and its respective Subsidiaries will:
     (a) preserve and maintain its legal existence and all of its material rights, privileges, licenses, and franchises;

     (b) comply with the requirements of all applicable laws, rules, regulations, and orders of Governmental Authorities and other Requirements of Law (including, without limitation, truth in lending, real estate settlement procedures, consumer protection and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;
     (c) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;
     (d) pay and discharge all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;
     (e) permit representatives of the Administrative Agent, during normal business hours upon prior written notice at a mutually desirable time (or at any time and from time to time upon the occurrence of a Default or an Event of Default and during the continuance thereof), to examine, copy and make extracts from any Borrower’s books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Administrative Agent; and
     (f) limit its activities to such activities as are incident to and necessary or convenient to accomplish the following purposes: to acquire, own, hold, pledge, finance and otherwise deal with the Collateral, or with the prior written consent of the Administrative Agent, property or assets similar to the Collateral (collectively, the “Related Assets”), in each case, as are to be pledged to the Secured Parties pursuant to this Agreement.
          Section 7.04 Prohibition of Fundamental Changes; Subsidiaries. No Borrower shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell any substantial portion of its assets other than pursuant to the Transaction Documents. No Borrower shall permit to exist or establish any Subsidiary (other than a Subsidiary existing as of the Effective Date).
          Section 7.05 Restricted Payments. No Borrower shall make or declare any Restricted Payment without the prior written consent of the Administrative Agent, other than FCMC shall, to the extent permitted by applicable law, make pro-rata dividends, distributions and payments to its shareholders and to the administrative agent for the benefit of the lenders under the Legacy Loans Credit Agreement and related loan documents; provided, however that no such distribution, distribution or payment shall be made if, after giving effect to the same, a Default or an Event of Default shall exist.
          Section 7.06 Notices. Each Borrower shall give notice to the Administrative Agent promptly:

     (a) within three (3) Business Days after such Borrower becomes aware of the occurrence of any Default or Event of Default or any event of default or default under any other material agreement of any Borrower;
     (b) within three (3) Business Days after service of process on any Borrower or any of their respective Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitral proceedings affecting such Borrower or any of its respective Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Loan Documents or (ii) in which the amount in controversy exceeds $250,000;
     (c) upon any Borrower becoming aware of any Default related to any Collateral, any Material Adverse Effect, or any event or change in circumstances that should reasonably be expected to have a Material Adverse Effect;
     (d) upon any Borrower becoming aware that any Collateral with an aggregate fair market value of at least $100,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, or other casualty, or otherwise damaged; and
     (e) upon the entry of a judgment or decree against any Borrower in an amount in excess of $100,000.
Each notice pursuant to this Section 7.06 (other than 7.06(e)) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action such Borrower has taken or proposes to take with respect thereto.
     Section 7.07 Financial Covenants.
     (a) Net Income Before Taxes. Each Borrower shall maintain Net Income Before Taxes of not less than (i) $800,000 for the period beginning January 1, 2009, and ending December 31, 2009, and (i) $800,000 as of the end of each calendar month thereafter for the most recently ended twelve (12) consecutive month period ending on such date.
     (b) Net Worth. FCMC, as of the end of each month during the term of this Agreement, shall maintain a Net Worth of not less than $7,640,000.
          Section 7.08 Transactions with Affiliates. No Borrower shall enter into any transaction, including, without limitation, any purchase, sale, lease, or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of such Borrower’s business, and (c) upon fair and reasonable terms no less favorable to such Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.08.
          Section 7.09 Use of Proceeds. Borrowers will use the proceeds of the Advances solely for the purposes described in Section 2.08.

          Section 7.10 Limitation on Liens. No Borrower shall, nor will any Borrower permit or allow others to, create, incur or permit to exist any Lien, security interest or claim on or to any of its Property, except for Liens on the Collateral created pursuant to this Agreement and as to items (i) and (ii) of the definition of “Collateral”, Liens in connection with the Legacy Loans Credit Agreement. Each Borrower will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Agreement and the Liens referred to above, and Borrower will defend the right, title and interest of each Secured Party in and to any of the Collateral against the claims and demands of all persons whomsoever. Each Borrower shall take all action necessary to fully preserve, maintain, and protect each Secured Party’s security interest in the Collateral including, without limitation, the first priority status of such security interest.
          Section 7.11 Limitation on Indebtedness. No Borrower shall incur any liabilities for Indebtedness, other than (i) the Advances, and (ii) the Letters of Credit.
          Section 7.12 Limitation on Sale of Assets. No Borrower shall convey, sell, lease, assign, transfer, or otherwise dispose of (collectively, “Transfer”), all or any portion of its Property, business, or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer any portion all of its assets to any Person.
          Section 7.13 Limitation on Investments. No Borrower nor any of their Subsidiaries shall directly or indirectly make or own any Investment, except Investments in cash and Cash Equivalents pledged to the Administrative Agent.
          Section 7.14 Solvency. No Borrower shall incur debts beyond its ability to pay such debts as they mature. No Borrower shall commence any insolvency, bankruptcy, liquidation, or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of Borrower or any of its respective assets. No Borrower shall have a judgment entered against it returned unsatisfied.
          Section 7.15 No Amendment or Waiver. No Borrower shall, nor shall any Borrower permit or allow any Person to, amend, modify, terminate, or waive any provision of any Collateral in any manner that shall reasonably be expected to materially and adversely affect the value of such item of Collateral.
          Section 7.16 Maintenance of Property; Insurance. Each Borrower shall keep all property useful and necessary in its business in good working order and condition. Each Borrower shall maintain errors and omissions insurance and blanket bond coverage in such amounts as are in effect on the Effective Date (as disclosed to the Administrative Agent in writing) and shall not reduce such coverage without the written consent of the Administrative Agent, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.
          Section 7.17 Organizational Documents.

     (a) No Borrower shall amend its articles or certificate of incorporation, code of regulations or by-laws, limited liability company agreement, operating agreement, certificate of formation or other organizational document without the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed.
     (b) No Borrower shall change its name without at least thirty (30) days prior written notice to the Administrative Agent.
          Section 7.18 Payment of Expenses. At all times after the Effective Date, no Borrower shall incur any liabilities or pay any expenses other than liabilities and expenses that are Approved Expenses or incurred in the ordinary course of business. No Borrower shall incur any liability to each other or pay any amount to any Affiliate without the prior written consent of the Administrative Agent, which consent shall not be withheld unreasonably.
          Section 7.19 Certain Post-Effective Date Deliverables. The Borrowers will comply with each requirement or condition subsequent set forth on Schedule 7.19 on or before the date applicable thereto set forth on Schedule 7.19, or such later date as the Administrative Agent in writing shall provide, to the satisfaction of the Administrative Agent, and each Borrower hereby agrees that the failure of any Borrower to so perform or cause to be performed shall constitute an Event of Default hereunder without cure of any kind; provided, with respect to any such event, the Administrative Agent shall have provided notice to any Borrower of such event.
          Section 7.20 Representations and Warranties; Disclosure Updates. Each Borrower shall promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify the Administrative Agent if any written information, exhibit, or report furnished to the Administrative Agent or any Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.
          Article VIII. Events of Default.
          Section 8.01 Events of Default. An “Event of Default” shall exist under this Agreement (i) if any one or more of the events set forth in clause (g) or (h) shall have occurred or (ii) if any one or more of the other events described below shall have occurred, and with respect to any such event, the Administrative Agent shall have provided notice to any Borrower of such event:
     (a) any Borrower shall fail to make a Required Payment on any Payment Date or otherwise fail to pay any principal of or interest on any Advance prior to the close of business on the date on which such payment is due (whether at stated maturity, upon acceleration or at mandatory prepayment or otherwise); or

     (b) any Borrower shall default in the payment of any other amount payable by it under this Agreement or any other Loan Document, and such default shall have continued unremedied for three (3) Business Days; or
     (c) any representation, warranty, or certification made or deemed made in this Agreement or in any other Loan Document by any Borrower or any certificate furnished to the Administrative Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or
     (d) any Borrower shall fail to comply with the requirements of Section 7.01, Section 7.02, Section 7.03(a), Section 7.03(b), Section 7.03(d), Section 7.03(e), Section 7.04, Section 7.05, Section 7.06 (a), (b) or (c), Section 7.05, Sections 7.07 through 7.20; or any Loan Party shall otherwise fail to observe or perform any other agreement contained in this Agreement or any other Loan Document and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days; or
     (e) a final judgment or judgments for the payment of money in excess of, with respect to any Borrower or any Subsidiary of any Borrower, $250,000 in the aggregate shall be rendered against such Borrower, by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and such Borrower shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or
     (f) any Loan Party shall admit in writing its inability to pay its debts as such debts become due; or
     (g) any Loan Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or
     (h) a proceeding or case shall be commenced, without the application or consent of any Loan Party or any Subsidiary of a Loan Party, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator, or the like of any Loan Party or any such Subsidiary or of all or any substantial part of its property, or (iii) similar relief in respect of any Loan Party or any such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against any Loan Party or any such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or
     (i) this Agreement, any Note, or any other Loan Document shall for whatever reason (including an Event of Default, Default, default or event of default, as applicable thereunder) be terminated, or any Lien of any Secured Party on any material portion of the Collateral or the Guarantor Collateral shall cease to be a valid and perfected first priority Lien on or other security interest in any of the Collateral or the Guarantor Collateral, or any Borrower’s obligations under this Agreement shall cease to be in full force and effect, or the enforceability of any Loan Document shall be contested by any Loan Party; or
     (j) (i) any Borrower or any ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower or any ERISA Affiliate, (iii) proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan of any Borrower or any ERISA Affiliate, which commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any such Plan shall terminate for purposes of Title IV of ERISA, (v) any Borrower or any ERISA Affiliate shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
     (k) any Change of Control of any Borrower shall have occurred without the prior consent of the Administrative Agent; or
     (l) any Loan Party shall grant, or suffer to exist, any Lien on any Collateral or the Guarantor Collateral except the Liens contemplated by this Agreement; or the Liens contemplated hereby shall cease to be first priority perfected and enforceable Liens on the Collateral or the Guarantor Collateral in favor of the Secured Parties or shall be Liens in favor of any Person other than the Secured Parties; or
     (m) any Borrower shall default under, or fail to perform as requested under, the terms of any repurchase agreement, credit and security agreement or similar credit facility or agreement in favor of any creditor which provides for borrowed funds in an amount in excess of $100,000, in each case entered into by such Borrower, which default or failure resulted in the acceleration or prepayment of any Indebtedness thereunder; or
     (n) an “Event of Default” (as defined under the Legacy Loans Credit Agreement) shall exist under the Legacy Loans Credit Agreement in respect of (i) Article VIII, Section 8.01 (f), (g), (h), (i) or (l), or (ii) as a result of the failure to comply with any requirement of Section 7.03(d) or (e), Section 7.04, Section 7.05, Sections 7.12 through 7.14 or Section 7.20 thereof, or any Borrower defaults under the terms of a Limited Recourse Guaranty dated as of even date herewith executed in connection with the Legacy Loans Credit Agreement;
     (o) a default or event of default shall occur and be continuing under the Servicing Agreement, or FCMC shall cease its servicing business; or
     (p) any Material Adverse Effect with respect to any Loan Party or any of their respective Subsidiaries, or the Collateral, in each case as determined by the Administrative Agent in its reasonable discretion, or the existence of any other condition that, in the Administrative Agent’s reasonable discretion, constitutes a material impairment of any Loan Party’s ability to perform its obligations under this Agreement, any Application and Agreement for Letter of Credit, any Note, or any other Loan Document.
     Article IX. Remedies.
     Section 9.01 Remedies Upon Default.(a) (a) Upon the occurrence of one or more Events of Default (subject to the expiration of the applicable cure period contained therein) other than those referred to in Section 8(g) or (h), the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct the Administrative Agent to do any one or more of the following on behalf of the Secured Parties (and the Administrative Agent, acting upon the instructions of the Required Lenders, shall, subject to the terms of Article 12 hereof, do the same on behalf of the Secured Parties), all of which are authorized by each Borrower: (i) immediately declare all Obligations then outstanding to be immediately due and payable, together with all interest accrued thereon and all other amounts due under this Agreement, the Notes and any other Loan Document; provided that upon the occurrence of an Event of Default referred to in Sections 8(g) or (h), such amounts shall immediately and automatically become due and payable without any further action by any Person and (ii) the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement, the rights and remedies provided for under any Loan Document. Upon such declaration or such automatic acceleration, the unpaid balance of all Advances then outstanding and all other amounts due under this Agreement and any other Loan Document shall become immediately due and payable, without presentment, demand, protest, or other formalities of any kind, all of which are hereby expressly waived by each Borrower, and the Administrative Agent, upon receipt of instructions from the Required Lenders, subject to the terms of Section 12 hereof, thereupon shall exercise any rights and remedies, hereunder and under the other Loan Documents, including but not limited to, the transfer of servicing or the liquidation of the Collateral on a servicing released basis. To the extent permitted by applicable law, each Borrower waives all claims, damages, and demands it may acquire against the Administrative Agent or the Lenders arising out of the exercise by the Administrative Agent or a Secured Party of any of their rights under this Agreement and any other Loan Document, other than those claims, damages, and demands to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or a Lender.
     (b) Upon the occurrence of one or more Events of Default, the Administrative Agent shall have the right to obtain physical possession of all records and all other files of Borrower relating to the Collateral and all documents relating to the Collateral that are then or may thereafter come in to the possession of any Borrower, or any third party acting for any Borrower, and each Borrower shall deliver to the Administrative Agent such assignments and other documents as the Administrative Agent shall request. The Administrative Agent shall be entitled to specific performance of all agreements of each Borrower contained in this Agreement and any other Loan Document.
     (c) Any money or property collected or otherwise received by the Administrative Agent in connection with the exercise of its rights and remedies specified in this Section 9.01 (including, without limitation, any money or property received in respect of a liquidation of any Collateral) shall be applied by the Administrative Agent first, to the payment of any Obligations in respect of any protective advances, fees, expenses, reimbursements or indemnities then due to the Administrative Agent, second, to the payment of any Obligations in respect of any protective advances, fees, expenses, reimbursements or indemnities then due to any Lender, and then, in the same order of priority as Section 2.04(d).
     Article X. Miscellaneous.
          Section 10.01 Waiver. No failure on the part of the Administrative Agent to exercise, no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies provided herein and therein are cumulative and not exclusive of any remedies provided by law.
          Section 10.02 Notices. Except as otherwise expressly permitted by this Agreement, all notices, requests, and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof) or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Article 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
          Section 10.03 Indemnification and Expenses.
     (a) Each Borrower, jointly and severally, hereby agrees to hold each Secured Party, and each Affiliate thereof and the respective officers, directors, employees, agents, and advisors of each Secured Party (each an “Indemnified Party”) harmless from and indemnify the Secured Parties and such other Persons against all liabilities, losses, damages, judgments, costs, and expenses of any kind that may be imposed on, incurred by, or asserted against the Secured Parties or such other Persons, relating to or arising out of, this Agreement (including, without limitation, any cost, loss, or expense which the Secured Parties or such other Persons may sustain or incur as a consequence of any acceleration of the maturity of the Advances by the Secured Parties in accordance with the terms of this Agreement, including, but not limited to, any cost, loss, or expense arising in liquidating the Advances and the Collateral and from interest or fees payable by the Secured Parties to lenders of funds obtained by it in order to maintain the Advances hereunder), the Notes, any other Loan Document or any financing transaction contemplated hereby or thereby, or any amendment, supplement, or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, any other Loan Document, or any financing transaction contemplated hereby or thereby, that, in each case, results from any matter whatsoever, except to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or a Lender. Without limiting the generality of the foregoing, each Borrower agrees to hold the Secured Parties and any other indemnified Person described above harmless from and indemnify such Indemnified Party against all costs with respect to all any Mortgage Loan and any REO Property relating to or arising out of any violation or alleged violation of any environmental law, rule, or regulation or any consumer credit laws, including, without limitation, laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act, and the real estate settlement procedures act, that, in each case, results from anything other than to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. In any suit, proceeding, or action brought by any Secured Party in connection with any other Collateral pledged hereunder for any sum owing thereunder, or to enforce any provisions of any Collateral pledged hereunder, each Borrower will save, indemnify, and hold the Secured Parties and any other indemnified Person described above harmless from and against all expense, loss, or damage suffered by reason of any defense, set-off, counterclaim, recoupment, reduction, or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Borrower of any obligation thereunder or arising out of any other agreement, Indebtedness, or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Borrower. Each Borrower also agrees, jointly and severally, to reimburse the Secured Parties as and when billed by the Administrative Agent for all the Secured Parties’ reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of the Secured Parties’ rights under this Agreement, the Notes, any other Loan Document, or any financing transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel.
     (b) Each Borrower agrees to pay as and when billed by the Administrative Agent all of the out-of pocket costs and expenses reasonably incurred by the Administrative Agent in connection with the development, preparation, and execution of any amendment, restatement supplement, or modification to this Agreement, any Note, any other Loan Document, or any other documents prepared in connection herewith or therewith. Each Borrower further agrees to pay as and when billed by the Administrative Agent all of the out-of-pocket costs and expenses, reasonably incurred by any Secured Party (i) in connection with the development, preparation, and execution of this Agreement, each Note and any Loan Document executed in connection herewith or therewith, and consummation and administration of the financing transactions contemplated hereby and thereby including, without limitation, (A) all the reasonable fees, disbursements, and expenses of counsel for the Administrative Agent and for each other Secured Party and (B) all the due diligence, inspection, testing, and review costs and expenses incurred by any Secured Party with respect to Collateral under this Agreement, including, but not limited to, those costs and expenses incurred by any Secured Party pursuant to Sections 11.01, 11.05, and 11.10, other than any costs and expenses incurred in connection with the Secured Parties’ re-hypothecation of the Assets prior to an Event of Default, and (ii) all of the out-of pocket costs and expenses after the occurrence of an Event of Default or in connection with the enforcement of any right or remedy under this Agreement or applicable law .
          Section 10.04 Amendments.(a) (a) Subject to the provisions of this Section 10.04, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and any Loan Party may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions of this Agreement or any Loan Document, or changing in any manner the rights of the Lenders or any Loan Party hereunder or thereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement, waiver or amendment shall, without the consent of each Lender affected thereby:
     (i) Extend any Termination Date or any other date fixed for any payment of principal of, or interest on, the Advances, or any fees or other amounts payable to such Lender (except with respect to modifications of the provisions relating to prepayments of Advances and other Obligations);
     (ii) Reduce the rate of interest on any Advance, fee, or other amount due such Lender;
     (iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders,” or “Pro Rata Share”;
     (iv) Increase the amount of Commitment of any Lender;

     (v) Other than pursuant to a transaction permitted by the terms of this Agreement, release all or substantially all of the Collateral; or
     (vi) Amend this Section 10.04.
          (b) No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.01(c) without obtaining the consent of any of the Lenders. Except as otherwise expressly provided in Section 10.04(a) above, any provision of this Agreement may only be amended, modified, or supplemented only by an instrument in writing signed by each Borrower, the Administrative Agent, and the Required Lenders.
          Section 10.05 Successors and Assigns. Subject to Section 12.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          Section 10.06 Survival. The obligations of each Borrower under Sections 2.06, 3.03, 10.03, and 11.05 hereof shall survive the repayment of the Advances and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty and the disbursement of the related Advance, and the Secured Parties shall not be deemed to have waived, by reason of making any Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Secured Parties may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.
          Section 10.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
          Section 10.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
          Section 10.09 Governing Law. This Agreement shall be governed by Ohio law without reference to choice of law doctrine.
          Section 10.10 SUBMISSION TO JURISDICTION; WAIVERS. Each party hereby irrevocably and unconditionally:
(i)	SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL

JURISDICTION OF THE COURTS OF THE STATE OF OHIO, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF OHIO, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)	CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii)	AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED; AND

(iv)	AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
          Section 10.11 WAIVER OF JURY TRIAL. EACH BORROWER, EACH LENDER, AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          Section 10.12 Acknowledgments. Each Borrower hereby acknowledges that:
(a)	it has been advised by counsel in the negotiation, execution, and delivery of this Agreement, the Notes and the other Loan Documents to which it is a party;

(b)	the Secured Parties have no fiduciary relationship to any Borrower, and the relationship between any Borrower and the Secured Parties is solely that of debtor and creditor; and

(c)	no joint venture exists among or between the Secured Parties and any Borrower.

          Section 10.13 Non-liability of the Administrative Agent and the Lenders. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations. Each Borrower agrees that neither the Administrative Agent nor any Lender shall have liability to any Borrower for losses suffered by any Borrower in connection with, arising out of, or in anyway related to, the Transactions or any financing transaction contemplated and the relationship established by the Loan Documents, or any act, omission, or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases, and agrees not to sue for, any special, indirect, consequential, or punitive damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents, the financing transactions contemplated thereby or any of the Transactions.
     Section 10.14 Amendment and Restatement.
     (a) On the Closing Date, the Credit Agreements and the Existing Forbearance Agreement shall be amended and restated in their entirety by this Agreement in respect of “Tranche D”, as defined in the Existing Forbearance Agreement, and the Credit Agreements, and the Existing Forbearance Agreement shall thereafter be of no further force and effect except to evidence (i) the incurrence by any Borrower of the indebtedness evidenced thereby, (ii) the representations and warranties made by any Borrower prior to the Effective Date, and (iii) any action or omission performed or required to be performed pursuant to such Credit Agreements and the Existing Forbearance Agreement prior to the Effective Date. This Agreement is not in any way intended to constitute a novation of any obligation or liability of any Borrower existing under any Credit Agreement or Existing Forbearance Agreement or evidence payment of all or any portion of any such obligation and liability. Each security agreement and financing statement filed pursuant to any Credit Agreement or Existing Forbearance Agreement or any predecessor thereto shall remain in full force and effect in all respects as if such obligation or liability had been payable and effective originally as provided by this Agreement.
     (b) The terms and conditions of this Agreement and the Administrative Agent’s, Lenders’, and Huntington’s rights and remedies under this Agreement and the other Loan Documents shall apply to all of the obligations and liabilities incurred under any Credit Agreement or any Existing Forbearance Agreement and any promissory notes or other instruments issued thereunder.
     (c) Each Borrower reaffirms each Lien granted by it pursuant to any Existing Loan Document executed and delivered in connection with any Credit Agreement or any Existing Forbearance Agreement to the extent of the Collateral in favor of The Huntington National Bank, as Lender and the Administrative Agent for the benefit of Lenders and the Issuing Bank, which Liens shall continue in full force and effect during the term of this Agreement and any renewals thereof and shall continue to secure the Obligations.

     (d) On and after the Effective Date, (i) all references to any Credit Agreement or any Existing Forbearance Agreement (or to any amendment or any amendment and restatement thereof) in any Loan Document (other than this Agreement) shall be deemed to refer to the such Credit Agreement or Existing Forbearance Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of any Credit Agreement or any Existing Forbearance Agreement in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement, when applicable, and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to refer to each Credit Agreement or Existing Forbearance Agreement, insofar as each is amended and restated hereby.
     (e) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement, or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of each Existing Loan Document remain in full force and effect unless otherwise specifically amended hereby or any other Loan Document.
          Section 10.15 Assignment of Liens. As of the Effective Date, Huntington hereby assigns to the Administrative Agent all Liens and security interests in the Collateral granted by any Borrower pursuant to any Credit Agreement, the Existing Forbearance Agreement, and any assignment, pledge, security agreement, or other Existing Loan Document executed in connection therewith.
          Section 10.16 Set-Off. In addition to any rights and remedies of each Lender and the Administrative Agent provided by this Agreement and by law, the Administrative Agent and each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower under this Agreement or any other Loan Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, Indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, such Lender or any Affiliate thereof to or for the credit or the account of any Borrower, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Borrower may be contingent or unmatured or are owed to a branch or office of the Administrative Agent or such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. Each Lender may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by the Administrative Agent or such Lender or any of their Affiliates to any Borrower against all of any Borrower’s obligations to the Administrative Agent, such Lender or any of their Affiliates, whether under this Agreement, any other Loan Document or under any other agreement between the parties or between any Borrower and the Administrative Agent or any Lender, or otherwise, without prejudice to the Administrative Agent’s, any Lender’s or any of their Affiliate’s right to recover any deficiency. Each Lender and the Administrative Agent agrees promptly to notify each Borrower after any such set-off and application made by such Lender or the Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such set-off and application. All amounts set off pursuant to this Section 10.16 shall be applied pursuant to Section 2.04(d) or Section 9.01(d), as applicable.
          Section 10.17 Entire Agreement; Continuation of Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements, and understandings relating to the matters provided for herein. No alteration, waiver, amendments, change, or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.
          Section 10.18 Full-Recourse. The Obligations of each Borrower hereunder shall be full recourse to each Borrower and all property and assets of each Borrower, whether now owned or hereafter acquired, including, without limitation, the property and assets of any Borrower which such Borrower pledges on the date hereof, or may hereinafter from time to time pledge, as Collateral pursuant to the terms of this Agreement.
          Section 10.19 Confidentiality. The Administrative Agent and each Lender agree to hold any confidential information that it may receive from any Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants, and other professional advisors to such counterparties, and (vii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances. Each Borrower agrees that the terms of this Section 10.19 shall set forth the entire agreement between Borrowers and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 10.19 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information. Notwithstanding anything in this Agreement to the contrary, confidential information shall not include, and each party to any of the Loan Documents and their respective Affiliates (and the respective partners, directors, officers, employees, advisors, representatives, and other agents of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind, (i) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (ii) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above, and it is hereby confirmed that each of the Persons referred to above has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby.

          Article XI. The Administrative Agent.
          Section 11.01 Appointment; Nature of Relationship. Huntington is hereby appointed by each of the Lenders as its contractual representative (referred to as the “Administrative Agent”) under this Agreement and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent in this Agreement to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Section 11.01. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. The Administrative Agent acknowledges, solely in its capacity as the Administrative Agent, that (i) it is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Uniform Commercial Code, and (ii) it is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to the Administrative Agent, Lenders agree that the Administrative Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of each Borrower and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) exclusively receive, apply, and distribute the Collections of each Borrower and its Subsidiaries as provided in the Loan Documents, (d) open and maintain such bank accounts as the Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of each Borrower and its Subsidiaries, (e) perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to each Borrower, the Obligations, the Collateral, the Collections of each Borrower and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such expenses as the Administrative Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
          Section 11.02 Exculpatory Provisions. Neither the Administrative Agent nor any of its Affiliates, nor any of their respective officers, directors, employees, agents, or attorneys-in-fact, shall be liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Loan Documents (except to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the such Person) or responsible in any manner to any of the Lenders for any recitals, statements, representations, or warranties made by any Borrower contained in this Agreement or in any of the other Loan Documents or in any certificate, report, document, financial statement, or other written or oral statement referred to or provided for in, or received by the Administrative Agent under or in connection herewith, or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower to perform its obligations under this Agreement or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement, or any of the other Loan Documents or for any representations, warranties, recitals, or statements made herein or therein or made by any Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates, or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of any Borrower to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants, or agreements contained herein or therein or as to the use of the proceeds of the Advances or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books, or records of any Borrower. The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders. Each Lender recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Sections 5.01 and 5.02 have been satisfied and, when the Administrative Agent disburses funds to any Borrower, it may rely fully upon statements contained in the relevant requests by such Borrower.
          Section 11.03 Reliance on Communications. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability of relying upon, any Note, notice, consent, request, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, instrument, paper, document, or other writing (including any electronic message, Internet or intranet website posting, or other distribution) believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 5.01 and 5.02, each Lender that has signed this Agreement or has become a party hereto pursuant to the terms of Section 12 hereof shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to, approved by, or acceptable or satisfactory to, a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.
          Section 11.04 Delegation of Duties. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, and to the extent any conduct is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any such agents or attorneys-in-fact. The Administrative Agent shall be entitled to the advice of legal counsel, accountants, and other professionals selected by the Administrative Agent concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties under this Agreement and under any other Loan Document. Borrowers and Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates, and that any such Affiliate that performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver, and other protective provisions to which the Administrative Agent is entitled under Section 10.03.
          Section 11.05 The Administrative Agent’s Reimbursement and Indemnification. The Administrative Agent may incur and pay expenses to the extent the Administrative Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse the Administrative Agent or Lenders for such expenses pursuant to the Credit Agreement or otherwise. The Administrative Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of any Borrower and any of its Subsidiaries received by the Administrative Agent to reimburse the Administrative Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to any Lender or any other Person. In the event the Administrative Agent is not reimbursed for such costs and expenses from the Collections of any Borrower and its Subsidiaries received by the Administrative Agent, Lenders agree to reimburse and indemnify the Administrative Agent for their Pro Rata Share of (i) any amounts not reimbursed by such Borrower for which the Administrative Agent is entitled to reimbursement by such Borrower under the Loan Documents, (ii) any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind and nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided, that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 2.06 shall, notwithstanding the provisions of this Section 11.05, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 11.05 shall survive payment of the Advances and termination of this Agreement.
          Section 11.06 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Administrative Agent has received written notice from a Lender or any Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all the Lenders) and such request and any action or failure to act pursuant thereto shall be binging upon all the Lenders (including their successors and assigns).
          Section 11.07 Rights as a Lender. If the Administrative Agent is also a Lender, the Administrative Agent shall have the same rights and powers under this Agreement and under any other Loan Document with respect to its Commitment and its Advances as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business, in addition to those contemplated by this Agreement or any other Loan Document, with the any Borrower or any of its Subsidiaries in which such Borrower or such Subsidiary is not restricted hereby from engaging with any other Person and without any duty to account therefor to the Lenders.
          Section 11.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document, or other information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement, the Administrative Agent shall not have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information, or other information concerning the affairs, financial condition, or business of any Borrower or any of its Affiliates that may come into the possession of the Administrative Agent (regardless of whether in its capacity as Administrative Agent) or any of its Affiliates.
          Section 11.09 Resignation of Administrative Agent. The Administrative Agent may resign at any time upon thirty (30) days prior written notice to the Lenders and to each Borrower. Upon such receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with each Borrower, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lenders appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify each Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 11.09 and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.
          Section 11.10 Administrative Agent Fees. Each Borrower agrees to pay to the Administrative Agent, for its account, the Administrative Agent Fee on the Effective Date and on each anniversary thereof. The Administrative Agent agrees that no Administrative Agent Fee shall accrue while Huntington is the sole Lender under this Agreement.
          Section 11.11 Execution of Collateral Documents. Lenders hereby empower and authorize the Administrative Agent to execute and deliver to each Borrower on their behalf the Loan Documents and all related financing statements and any financing statements, agreements, documents, or instruments as shall be necessary or appropriate to effect the purposes of this Agreement.
          Section 11.12 Collateral. (a) Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by any Borrower of all Obligations, (ii) constituting property in which no Borrower owned any interest at the time the Lien was granted nor at any time thereafter, (iii) constituting property leased to any Borrower or its Subsidiary under a lease that has expired or is terminated in a transaction permitted under this Agreement, (iv) constituting property that any Borrower has authorization to Transfer under the terms of this Agreement or any other Loan Document or (v) constituting property for which such release shall otherwise have been approved by the Required Lenders. Upon request by the Administrative Agent or any Borrower at any time, Lenders will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 11.12; provided, however, that (1) the Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair any Obligation of any Borrower or any Lien (other than a

Lien expressly being released) upon any interest retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
     (b) The Administrative Agent shall have no obligation whatsoever to any of Lenders to assure that the Collateral exists or is owned by any Borrower or is cared for, protected, or insured or has been encumbered, or that Liens of the Administrative Agent have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders, and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.
          Section 11.13 Agency for Perfection. The Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.
          Article XII. Assignments.
          Section 12.01 Assignments.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations under this Agreement except (i) to an assignee in accordance with Section 12.01(b), or (ii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.01(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy, or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under this Agreement and the Loan Documents. Such assignment shall be substantially in the form of Exhibit E or in such other form as may be agreed to by the parties thereto. Each such assignment shall be subject to the following:
     1) Minimum Amounts.
     i) in the case of any assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender no minimum amount need be assigned; and
     ii) in any case not described in clause (b)(i)(A) of this Section 12.01, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $2,500,000, in the case of any assignment in respect of a term facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
     2) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.
     3) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 12.01 and, in addition:
     i) the consent of each Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender or is in connection with merger or consolidation of a Lender or a Transfer by Lender of one or more of its loan portfolios; and
     ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) an unfunded or revolving credit facility if such assignment is to a person that is not a Lender with a Commitment in respect of such facility or an Affiliate of such Lender with respect to such Lender or (ii) a funded term facility to a Person who is not a Lender or an Affiliate of a Lender.

     4) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in form prescribed by the Administrative Agent.
     5) No Assignment to any Borrower. No such assignment shall be made to any Borrower or to any of its Affiliates or Subsidiaries.
     6) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (c) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.01(b), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the assignment effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Advances under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the assignment effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Advances assigned to such Purchaser without any further consent or action by any Borrower, Lenders, or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender under this Agreement but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents that survive payment of the Advances and termination of the applicable agreement. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.01, the transferor Lender, the Administrative Agent, and each Borrower shall, if the transferor Lender or the Purchaser desires that its Advances be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
     (d) Register. The Administrative Agent shall maintain at one of its offices in Columbus, Ohio a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and each Borrower, the Administrative Agent, and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower at any reasonable time and from time to time upon reasonable prior notice.
     (e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of that Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release that Lender from any of its obligations under this Agreement or substitute any such pledge or assignee for such Lender as a party to this Agreement; provided, however that such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted by applicable law.
          Section 12.02 Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all documents and information in such Lender’s possession relating to any Borrower and its Subsidiaries; provided, that each Transferee and prospective Transferee agrees to be bound by Section 10.19 of this Agreement.
          Section 12.03 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee that is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.03 of this Agreement.
[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written

BORROWERS:

FRANKLIN CREDIT MANAGEMENT CORPORATION
By:	/s/ Thomas J. Axon
Name:	Thomas J. Axon
Title:	President

Address for Notices:

101 Hudson St., 25th Floor
Jersey City, New Jersey 07302
Fax: (201) 604-4400
Attention: General Counsel

With a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Fax: (212) 715-8346
Attention: J. Michael Mayerfeld

FRANKLIN CREDIT HOLDING CORPORATION

By:	/s/ Thomas J. Axon
Name:	Thomas J. Axon
Title:	President

Address for Notices:

Same as above.
Signature Page to Amended and Restated Credit Agreement (Licensing)

ADMINISTRATIVE AGENT:

THE HUNTINGTON NATIONAL BANK

By:	/s/ Alan D Seitz
Name:	Alan D. Seitz
Title:	Senior Vice President

Address for Notices:

2361 Morse Road
NC3W67
Columbus, Ohio 43229
Attn: Special Assets
Telephone No.: (614) 480-5355
Telecopier No.: (614) 480-3795

With a copy to:

Porter Wright Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215
Attn: Timothy E. Grady, Esq.
Telecopier No.: (614) 227-2105
Telephone No.: (614) 227-2100
Signature Page to Amended and Restated Credit Agreement (Licensing)

LENDERS:

HUNTINGTON FINANCE, LLC, as Lender

By:	/s/ James K. Ciroli
Name:	James K. Ciroli
Title:	Vice President

Address for Notices:

c/o Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43215
Attn: James K. Ciroli, Vice President
Telephone No.: (614) 480-5931
Telecopier No.: (614) 480-4284

With a copy to:

Same Address as Administrative Agent.
Signature Page to Amended and Restated Credit Agreement (Licensing)

Schedule 1
COMMITMENTS OF LENDERS
Letter of Credit Commitment — Huntington Finance LLC — $6,500,000 — 100%.
Revolving Loan Commitment — Huntington Finance LLC — $2,000,000 — 100%
Draw Loan Commitment — Huntington Finance, LLC — $5,000,000 — 100%
Schedule 1

Schedule 2.10
EXISTING LETTERS OF CREDIT
1. Franklin Credit – L/C# 004679 – Expires April 13, 2009 – $6,272,750.
2. Franklin Credit – L/C# 004680 – Expires December 31, 2010 – $190,500.
Schedule 2.10

Schedule 6.14
SUBSIDIARIES
Schedule 6.14

Schedule 6.17
LICENSES
Schedule 6.17

Schedule 7
TRANSACTION DOCUMENTS
1.	Transfer and Assignment Agreement, dated as of March 31, 2009, among Franklin Credit Asset Corporation, Franklin Credit Management Corporation, Tribeca Lending Corp. and each of their respective subsidiaries listed on Schedule I thereof and Franklin Mortgage Asset Trust 2009-A.
2.	Servicing Agreement, dated as of March 31, 2009, between Franklin Mortgage Asset Trust 2009-A and Franklin Credit Management Corporation.
3.	Trust Agreement dated as of March 31, 2009, among Franklin Credit Asset Corporation, Franklin Credit Management Corporation, Tribeca Lending Corp. and each of their respective subsidiaries listed on Schedule I thereof.
4.	Administration Agreement, dated as of March 31, 2009, between The Huntington National Bank and Franklin Mortgage Asset Trust 2009-A.
Schedule 7

Schedule 7.19
POST-CLOSING MATTERS
Schedule 7.19

EXHIBIT A-1
FORM OF REVOLVING LOAN NOTE

EXHIBIT A-2
FORM OF DRAW LOAN NOTE

EXHIBIT B
FORM OF GUARANTEE AGREEMENT

EXHIBIT C
FORM OF SECURITY AGREEMENT

EXHIBIT D
FORM OF INVESTMENT PROPERTY SECURITY AGREEMENT

EXHIBIT E
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT